Exhibit 10.16

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into this 28th day of November, 2022 (the “Effective Date”), by and among MEDINAH HOLDINGS, LLC, an Illinois limited liability company (“Landlord”), MEDINAH BUILDING LLC, an Illinois limited liability company (“Sublandlord”), and BALLY’S CHICAGO OPERATING COMPANY, LLC, a Delaware limited liability company (“Subtenant”).

W I T N E S S E T H :

A.            Pursuant to the Master Lease (hereinafter defined), Landlord has leased to Sublandlord the Premises.

B.            Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the Premises, subject to the terms and conditions of the Master Lease and the terms and conditions hereinafter set forth.

C.            Landlord is joining in the execution of this Sublease for purposes of consenting to Sublandlord entering into this Sublease Agreement and agreeing to be bound by the terms of the Sublease in the event Landlord, for any reason, succeeds to the interest of Sublandlord. Sublandlord and Landlord are sometimes referred to herein as “Owner.”

D.            All other capitalized terms used but not defined herein shall have the same meaning as those defined in the Master Lease.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1.             Master Lease.

(a)           Incorporation of Master Lease. Sublandlord’s rights in and to the Premises are governed by the Master Lease. As used herein, the term “Master Lease” shall mean that certain Ground Lease dated April 6, 2001, by and between Landlord (as successor-in-interest to Medinah Temple, Inc.) and Sublandlord (as successor-in-interest to Bloomingdale’s Inc.), a true and correct copy is hereby attached as Exhibit A. This Sublease shall be subject and subordinate in all respects to the Master Lease, and all of the terms, covenants and conditions of the Master Lease shall be incorporated by reference into this Sublease as if completely set forth herein, except as otherwise expressly set forth in this Sublease. To the extent any terms of the Master Lease relate to time periods prior to the Effective Date, Sublandlord and Subtenant acknowledge and agree that such provisions of the Master Lease shall not apply. Sublandlord and Subtenant acknowledge and agree that the following provisions expressly do not apply with respect to Sublandlord’s and Subtenant’s right and obligations pursuant to this Sublease: Sections 1.2.A., 1.2.E., 1.3, 1.4, 1.5, 1.6, 1.7, 3.4, 4.4, 4.8, 5.1, 5.2, 5.3, 12.3, 18.4.A, 18.4.C, 18.12, 18.13 and 18.17, and Articles 2, 3, 6, 7 and 14. Except as otherwise set forth in this Sublease, from and after the Effective Date, Sublandlord shall have the rights and obligations of “Landlord” under the Master Lease and Subtenant shall have the rights and obligations of “Tenant” under the Master Lease.

(b)           Rights to the Premises. Notwithstanding any provision contained herein to the contrary, during the Term, the Subtenant shall have no greater rights in and to the Premises than Sublandlord shall have, from time to time, in and to the Premises under the Master Lease. Without the express written consent of the Landlord and Sublandlord, Subtenant shall not have the right to exercise any options to renew, extend, negotiate or terminate the Master Lease to the extent such options are exercisable by Sublandlord.

(c)           Landlord Consent and Agreement to be Bound. Landlord hereby joins in the execution of this Sublease for purposes of consenting to Sublandlord entering into this Sublease Agreement. Landlord agrees to be bound by the terms of this Sublease in the event, for any reason, Landlord succeeds to the interest of Sublandlord.

2.              Demise of Premises. Sublandlord hereby leases and demises to Subtenant, and Subtenant hereby leases and hires from Sublandlord, the Premises for the Term (hereinafter defined) and on the terms and conditions hereinafter set forth. Sublandlord shall deliver the Premises to Subtenant on the Commencement Date. The Premises will be delivered broom cleaned in its “AS-IS, WHERE-IS” condition with all existing wiring and cabling, faults and defects of any kind or nature. Subtenant acknowledges that it has not relied upon any statement or representation, either written or verbal, express or implied, by Sublandlord as to the condition, suitability, compliance, zoning, fitness, value, or use of the Building or the Premises, and Subtenant is relying exclusively on its own inspection of the Premises in accepting possession of the same.

3.             Term.

(a)            Term. The term of this Sublease (the “Term”) shall commence on the Effective Date (also referred to herein as the “Commencement Date”) and shall expire on the last day of the fourth (4th) Lease Year (the “Expiration Date”).

(b)           Renewal Options. Subtenant is hereby granted two (2) options (each a “Renewal Option”) to renew the Term of this Sublease for a period of twelve (12) months each (each “Renewal Term”) upon all the same terms and conditions as set forth in this Sublease. If Subtenant desires to exercise a Renewal Option, it shall so notify Sublandlord, in writing, not later than the first day of the ninth (9th) month prior to the expiration of the initial Term or the prior Renewal Term, as applicable. Such notice shall only be effective if timely delivered. The right contained in this Section 3(b) is personal to the entity identified as Subtenant in the preamble of this Sublease and shall not inure to the benefit of any sub-subtenant or assignee, other than a Permitted Transferee.

(c)           Landlord’s and Subtenant’s Obligations. In the event the Term of this Sublease, including any Renewal Terms exercised pursuant to Section 3(b), extends beyond the Initial Term (as defined in the Master Lease) (i.e., February 3, 2029), Owner covenant to extend the Master Lease to ensure that Sublandlord’s term under the Master Lease extends beyond the then applicable Term of this Sublease.

4.             Subtenant’s Right to Terminate Sublease. In the event that Illinois Gaming Board (“IGB”) issues a denial of Sublandlord’s supplier license before the IGB (the “Supplier License Denial”), and such Supplier License Denial is not directly caused by the acts or omissions of Subtenant, Subtenant shall have the exclusive right, but not the obligation, to terminate this Sublease by giving notice (the “Termination Notice”) to Sublandlord, such Termination Notice to be effective as of the date of Sublandlord’s receipt of same. Upon termination of this Sublease pursuant to Subtenant’s Termination Notice, Subtenant shall have no further obligations or liability to Sublandlord, other than those obligations which survive the expiration of this Sublease, and the monthly Base Rent shall be refunded to Subtenant pro-rated for the remaining days of the month.

5.             Base Rent.

(a)           Sublease Base Rent. Commencing on December 1, 2022 (the “Rent Commencement Date”) and thereafter throughout the Term, Subtenant shall pay base rent (“Base Rent”) to Sublandlord in monthly installments, on the first day of each and every month during the Term, as follows:

Term	Monthly Base Rent
Lease Year 1	$320,833.33
Lease Year 2	$336,875.00
Lease Year 3	$353,718.75
Lease Year 4	$371,404.69
Lease Year 5 / Renewal Term 1	$389,974.92
Lease Year 6 / Renewal Term 2	$409,473.67

Lease Year 1 shall be deemed to commence on the Rent Commencement Date and shall end on the day preceding the first anniversary of the Rent Commencement Date. Each subsequent Lease Year shall consist of twelve (12) consecutive months following Lease Year 1 except the final Lease Year shall end at the expiration of the Term.

(b)           Payment. All Base Rent and any additional rent payable pursuant to this Sublease or the Master Lease (“Additional Rent”) shall be payable to Sublandlord’s agent, Friedman Properties, Ltd. (“Sublandlord’s Agent”), located at 350 North Clark Street, Suite 400, Chicago, Illinois 60654, via electronic payment or wire transfer pursuant to one of the following: (i) electronic payment through Sublandlord’s Agent’s Tenant Portal; or (ii) through an electronic debit from Subtenant’s banking institution. If Subtenant elects for payment option as set forth in (ii) in above, simultaneously with the execution of this Sublease, Subtenant shall execute a form authorizing Sublandlord’s Agent to debit its account monthly. A two hundred-fifty-dollar ($250.00) charge shall be imposed on any payment Subtenant provides to Sublandlord that fails to clear due to insufficient funds.

(c)           Net Lease. The parties intend that the Base Rent payable hereunder shall be absolutely net to Owner and that all costs, expenses, and obligations of every kind and nature whatsoever relating to the Premises or this Sublease shall be paid by Subtenant, except as otherwise expressly provided in this Sublease.

6.             Sublease Security.

(a)           Guaranty. As of the Effective Date, and as a condition to Sublandlord’s execution of this Sublease and Sublandlord’s delivery of the Premises, Subtenant shall cause Bally’s Corporation (the “Guarantor”) to execute the Guaranty attached hereto as Exhibit B.

(b)           Letter of Credit.

(i)            Subtenant shall deliver a letter of credit (the “Letter of Credit”) in the amount of $500,000 as of the Effective Date (the “Surrender Deposit”) to secure Subtenant’s obligations to restore and surrender the Premises in accordance with this Sublease (the “Surrender Obligations”). Following any default with respect to such Surrender Obligations (a “Surrender Event of Default”), Sublandlord may apply all or portions of the Surrender Deposit reasonably required to cure such Surrender Event of Default as set forth in Section 6(b)(iii).

(ii)            The Letter of Credit shall be substantially in the form of Exhibit C attached hereto Subtenant hereby acknowledges and agrees that Sublandlord is entering into this Sublease in material reliance upon its ability to draw upon the Letter of Credit in the event of any Surrender Event of Default. Subtenant further agrees and acknowledges that (x) the Letter of Credit constitutes a separate and independent contract between Sublandlord and the Issuing Bank (hereinafter defined) and Subtenant is not a third party beneficiary thereof, (y) Subtenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (z) in the event Subtenant becomes a debtor under any Bankruptcy Code, neither Subtenant, any trustee, nor Subtenant’s bankruptcy estate shall have any right to restrict or limit Sublandlord’s claim or rights to the Letter of Credit or the proceeds thereof. The Letter of Credit shall be (i) acceptable in form and substance to Sublandlord, in Sublandlord’s reasonable discretion, (ii) payable in the City of Chicago, Illinois or the principal location in the United States where such Issuing Bank pays out on its letters of credit, (iii) issued by a U.S. national banking association reasonably acceptable to Sublandlord (the “Issuing Bank”), (iv) “callable” at sight, (v) irrevocable and unconditional, (vi) fully assignable by Sublandlord, its successors and assigns, (vii) permit partial draws and multiple presentations and drawings by either Sublandlord or Sublandlord’s Agent, and (viii) maintained in effect, whether through renewal or extension, for the period from the Effective Date and continuing until the date that is ninety (90) days after the expiration of the Term (“LC Expiration Date”); provided, however, if Subtenant’s Letter of Credit does not satisfy the foregoing requirement with respect to the LC Expiration Date, Subtenant shall be obligated to provide a new Letter of Credit that satisfies such requirement no later than one (1) year prior to the expiration of the Term. Without any action whatsoever on the part of Sublandlord, Subtenant shall deliver a new Letter of Credit or certificate of renewal or extension to Sublandlord at least ninety (90) days prior to the expiration of the Letter of Credit then held by Sublandlord. Sublandlord and Subtenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof of substitute therefore be deemed to be treated as a “security deposit” within the meaning of any applicable law.

(iii)           If a Surrender Event of Default occurs, Sublandlord may, but without obligation to do so, draw upon the Letter of Credit, in part or in whole to the extent reasonably necessary to cure such Surrender Event of Default. Subtenant agrees not to interfere in any way with payment to Sublandlord of the proceeds of the Letter of Credit, either prior to or following Sublandlord’s “draw” of any portion of the Letter of Credit, regardless of whether any dispute exists between Subtenant and Sublandlord as to Sublandlord’s right to draw upon the Letter of Credit. The use, application or retention of the Letter of Credit, or any portion thereof, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by any applicable law, it being intended that Sublandlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled.

7.             Building Expenses and Real Estate Taxes.

(a)           Real Estate Taxes. During the Term, Subtenant shall pay the Real Estate Taxes levied or assessed against the tax parcel on which the Building is located and the Land for each year of the Term. Sublandlord will prorate Real Estate Taxes for the calendar year in which the Sublease commences (but only commencing as of the Rent Commencement Date) or terminates as of the Expiration Date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year. As used herein “Real Estate Taxes” shall mean all taxes and general or special assessments of every kind and nature (including without limitation entitlement fees, license fees, rent tax, occupancy or other tax, including, without limitation, if applicable, sales tax) levied or assessed against the against the tax parcel on which the Building is located in each year of the Term or portion thereof in connection with its ownership, leasing, or operation of the Building. Sublandlord shall use commercially reasonable efforts to reduce the Real Estate Taxes in each year of the Term; provided, however, (i) the foregoing shall not require Sublandlord to engage any experts or consultants in connection with the reduction of Real Estate Taxes on a non-contingency fee basis, and (ii) also included in Real Estate Taxes are reasonable attorneys’ fees and disbursements for such experts and other consultants incurred in contesting any of the foregoing or the assessed valuation of the Building, but only to the extent of any savings achieved by such experts and consultants in reducing such Real Estate Taxes. Notwithstanding the foregoing, Real Estate Taxes shall not include any of the following (“Excluded Taxes”): net income taxes, excess profit taxes, inheritance, succession and estate taxes, gift, franchise and transfer taxes, except those which may be included pursuant to the following sentence. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of, in substitution for, or in addition to the whole or any part of the Real Estate Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Building whether or not wholly or partially as a capital levy or otherwise, or (2) any other special tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based (other than any such items that constitute Excluded Taxes), shall be deemed to be Real Estate Taxes. For the purpose of determining Real Estate Taxes for any given year, the amount to be included for such year shall be the amount assessed or otherwise imposed for such year (without regard to when such Real Estate Taxes are paid or due for payment). The parties acknowledge and agree that, in accordance with applicable law, Real Estate Taxes are paid in arrears, and the obligation to make payments of Real Estate Taxes for each year of the Term, and the rights and obligations of both parties under Section 7(d), shall survive the expiration of this Sublease, subject to the terms of Section 7(d) below.

(b)           Building Expenses. During the Term but only commencing as of the Rent Commencement Date, Subtenant shall pay the Building Expenses paid or incurred by Sublandlord in each calendar year of the Term. Sublandlord will prorate the Building Expenses for the calendar year in which the Sublease commences or terminates, as applicable, on a per diem basis based on the number of days of the Term within such calendar year. For purposes of this Sublease, “Building Expenses” shall mean solely (A) a management fee of 2% of Base Rent, and (B) Sublandlord’s cost of insurance in accordance with Section 11(b) below.

(c)           Estimated Payments. Promptly following the Rent Commencement Date and in December of each calendar year during the Term, or as soon after that date as practicable, Sublandlord shall give Subtenant written notice of its estimate of Building Expenses and Real Estate Taxes for the following calendar year. On or before the first day of each month during the following calendar year, Subtenant shall pay to Sublandlord one twelfth (1/12) of such estimated amounts, provided that if such notice is not given in December, Subtenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given. If Sublandlord determines that the amounts payable by Subtenant for Building Expenses and Real Estate Taxes for the current calendar year will increase from its estimate by more than ten percent (10%), Sublandlord, by written notice to Subtenant may revise its estimate for that year, and subsequent payments by Subtenant for that year shall be in an amount so that by the end of the year Subtenant will have paid an amount equal to the revised estimate.

(d)           Sublandlord’s Records.

(i)            Annual Reconciliation. After the later of: (i) the end of a calendar year for Building Expenses and (ii) Sublandlord’s receipt of the real estate tax bill for the particular reconciliation period for Real Estate Taxes, Sublandlord shall deliver to Subtenant a statement of amounts of Building Expenses and Real Estate Taxes paid for that calendar year (the “Reconciliation”). Unless Subtenant objects to the Reconciliation (as set forth in this paragraph), if the Reconciliation shows that Subtenant owes more than the estimated payments made by Subtenant for the calendar year, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the Reconciliation. If the total of the estimated monthly installments paid by Subtenant during any calendar year exceeds the actual amounts due from Subtenant for the calendar year and if Subtenant is not in default hereunder, then Sublandlord shall credit the excess amount towards the next payments of Rent due from Subtenant under this Sublease, or if the Term has expired, Sublandlord shall pay the excess amount to Subtenant within ten (10) business days. If Subtenant does not notify Sublandlord in writing of any objection to a Reconciliation within one hundred twenty (120) days after the delivery thereof (the “Review Period”), such Reconciliation shall be conclusively binding upon Subtenant. During the Review Period Subtenant may, upon reasonable prior notice, during business hours examine in the office of Sublandlord’s Agent Sublandlord’s books and records respecting Real Estate Taxes and Building Expenses relating to the Reconciliation. During the sixty (60) day following the Review Period (the “Objection Period”), Sublandlord and Subtenant shall work diligently to reach an agreement with respect to any items disputed by Subtenant during the Review Period, any such resolution shall be binding on Sublandlord and Subtenant.

(ii)            Audit. If Subtenant has timely notified Sublandlord of an objection to the Reconciliation, then Subtenant may during the Objection Period, at its sole cost and expense, review Sublandlord’s records with respect to Building Expenses, but only for the year the statement covers. Subtenant’s review shall be conducted upon not less than thirty (30) days’ prior written notice to Sublandlord in the office of Sublandlord’s Agent during Business Hours. If Subtenant chooses to have a third-party review Sublandlord’s books and records for such year, such third party must be a nationally recognized public accounting firm not compensated on a contingency basis or other incentive driven basis to perform or assist in such audit. Subtenant shall commence and diligently pursue any such audit within the Objection Period, and shall (if Subtenant elects to pursue recovery of any items set forth in the Reconciliation) deliver the results of such audit to Sublandlord. During the thirty (30) days after the later of (i) the Objection Period or (ii) the date on which Subtenant delivers the results of such audit to Sublandlord, Sublandlord and Subtenant shall work diligently to reach an agreement with respect to any items in dispute, any such resolution shall be binding on Sublandlord and Subtenant.

(iii)           Objection Resolution. If Sublandlord and Subtenant are unable to reach a resolution within thirty (30) days after the later of (i) the Objection Period or (ii) the date on which Subtenant delivers the results of such audit to Sublandlord, the parties shall refer the disputed items to a nationally recognized, independent public accounting firm selected by Sublandlord and reasonably acceptable to Subtenant, and the decision of such accounting firm shall be conclusively binding upon Sublandlord and Subtenant. Subtenant shall pay the third-party accountant fees and expenses relating to this Section 7(d) unless the firm selected determines that Sublandlord overstated Building Expenses or Real Estate Taxes (considering each separately) by more than 3% for such calendar year, in which case Sublandlord shall pay the fees and expenses of the third-party accountant. In connection with Subtenant’s or any third party’s review of Sublandlord’s records, Subtenant and such third party shall execute and deliver to Sublandlord a confidentiality agreement, in form and substance reasonably satisfactory to Sublandlord, wherein such parties agree not to disclose to any third party any of the information obtained in connection with such review (with customary exceptions for matters such as (but not limited to) disclosures required by court order).

(iv)          Adjustments. If pursuant to Subtenant’s rights set forth in this Section 7(d), it is determined that Sublandlord has under-charged Subtenant, then within thirty (30) days after such determination, Subtenant shall pay Sublandlord the amount owed. If Sublandlord has overcharged Subtenant, then Subtenant shall be credited against the Statement delivered the following year (unless the Term has expired, in which case such amounts shall be refunded to Subtenant). Except as provided in this Section 7(d), Subtenant shall have no right whatsoever to dispute, by judicial proceeding or otherwise, the accuracy of any Reconciliation.

8.             Subtenant’s Work.

(a)           Subtenant’s Work. Subtenant shall provide all labor, material, hardware, equipment, design, and engineering to construct and install its desired permanent improvements to the Premises (the “Subtenant’s Work”, which shall constitute “Tenant’s Work” under the Master Lease). Subtenant’s Work shall be performed in accordance with a printed permit set of construction plans prepared in accordance with this Section 8 (the “Plans”). Subtenant’s Plans shall comply with NFPA Standards relating to life safety, including if applicable, smoke, CO2 and heat detectors; duct detectors; pull stations; horns and strobes; and evacuation speakers. Subtenant shall submit the Plans and finishes to Sublandlord prior to submitting for permits or commencement of Subtenant’s Work. Subtenant shall cause the Plans to be approved and permits issued by applicable authorities. Subtenant shall engage a permit expeditor reasonably acceptable to Sublandlord; it being expressly agreed that Chicago Building Consultants is acceptable to Sublandlord. Subtenant shall cause Subtenant’s Work to be performed in a good and workmanlike manner and completed substantially in accordance with the Plans.

(b)           Cost of Subtenant’s Work. Subtenant shall pay for all costs and expenses associated with Subtenant’s Work, including without limitation, sums due Sublandlord pursuant to Section 8(c) below, and costs of labor, material, hardware and equipment, design and engineering.

(c)           Sublandlord’s Approvals. Except as otherwise set forth in this Section 8(c), Subtenant’s Work, including the erection and maintenance of signage at the Premises, shall not require the prior written approval of Sublandlord. Notwithstanding anything to the contrary contained in this Sublease, Sublandlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed, shall be required for any of Subtenant’s Work or other alterations performed by Subtenant that (i) are visible from the exterior of the Premises (excluding signage), (ii) affect the exterior structure of the Building (excluding signage), or (iii) materially and adversely affect the Building’s interior structure or the mechanical, electrical, plumbing or life safety systems within the Building. All signage at the Premises shall be subject to applicable law, and Subtenant shall obtain all necessary approvals before erecting such signage, including, without limitation, with respect to any signage on the exterior of the Building, the approval, as required, of the Commission on Chicago Landmarks. Notwithstanding anything to the contrary contained in this Sublease, the parties agree that any modification to, or removal of, the items listed on Exhibit D shall require Sublandlord’s prior written approval. In the event Sublandlord’s approval is required pursuant to this Section 8(c), Sublandlord shall not be liable to Subtenant or any other party for any reason relating to Sublandlord’s approval of the Plans nor shall Sublandlord’s approval of the Plans be in any way construed as or constitute a representation or warranty of Sublandlord as to the compliance, adequacy or sufficiency of the Building, Plans, or the improvements to which they relate, for any reason, purpose or condition. In the event Subtenant’s Work will result in the demolition or removal of certain items existing in the Premises as of the Commencement Date, Sublandlord, at Sublandlord’s option and at its sole cost and expense, may remove such items prior to the commencement of such Subtenant’s Work. The obligations of Sublandlord under this Sublease and any covenant, representation, warranty or undertaking made by Sublandlord in this Sublease, shall be deemed to exclude any matter to the extent attributable in whole or in part to (i) architectural, design or engineering defects contained in the Plans or non-compliance of the Plans with applicable laws and (ii) Subtenant’s Work. Subtenant shall cause its contractors and their subcontractors to comply with all reasonable contractor procedures of Sublandlord. Subtenant shall reimburse Sublandlord for all reasonable third-party expenses actually incurred by Sublandlord in connection with reviewing the Plans.

(d)           Sublandlord’s Inspection and Salvage Rights. Subject to Subtenant’s reasonable rules and regulations and any requirements of IGB, Subtenant shall permit Sublandlord’s Agent to enter the Premises upon forty-eight (48) hours prior notice, but not more often than one (1) time per week, for the purpose of, inspecting the Premises; provided Sublandlord shall pay Subtenant Subtenant’s hourly charge for having an employee of Subtenant accompany Sublandlord’s agent on any such inspection at the rate of $75 per hour during normal business hours and $150 per hour on an after hour basis (the “Applicable Rate”). Notwithstanding the foregoing, prior to the Rent Commencement Date, Sublandlord shall have the right to enter the Premises for purposes of removing any items to be demolished by Subtenant, subject to Subtenant’s reasonable rules and regulations and any requirements of IGB, and Subtenant waives any right to charge the Applicable Rate with respect to such entry by Sublandlord.

9.             Transfers by Subtenant.

(a)           Applicability of Master Lease. Sections 4.4 and Article 6 of the Master Lease shall not apply to this Sublease.

(b)           Transfer Defined. “Transfer” means an assignment, mortgage, pledge, transfer, subsublease, license, or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Sublease or the Premises or any interest in this Sublease or the Premises or Subtenant allowing the use or occupancy of the Premises by anyone other than Subtenant. The term “Transfer” also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Guarantor or Subtenant that results in a change of control of Subtenant; provided, however, so long as Guarantor remains a publicly traded company subject to regulation by the SEC, a change in control in Guarantor shall not be deemed a Transfer under this Sublease. For purposes of this Sublease, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting interests of the entity.

(c)           Permitted Transferee. Upon at least ten (10) business days prior notice, but without requiring Sublandlord’s consent, Subtenant or any person or entity that owns a direct or indirect interest in Subtenant may effectuate a Transfer to a Permitted Transferee. “Permitted Transferee” as used herein means any person or entity that: either (i) controls, is controlled by, or is under common control with Subtenant, (ii) results from the merger or consolidation of Subtenant or (iii) acquires all or substantially all of the stock or other ownership interests of Subtenant and has a tangible net worth which is not less than the Subtenant’s tangible net worth as of the Effective Date. For purposes hereof, the term “tangible net worth” shall mean, with respect to a person or entity, the total tangible assets of such person or entity minus all liabilities of such person or entity.

(d)           Consent Required. Each proposed Transfer, other than a Transfer to a Permitted Transferee, requires Sublandlord’s prior written consent (an “Approval Transfer”). At least thirty (30) days prior to the proposed Approval Transfer, Subtenant shall provide Sublandlord with a copy of the existing documentation entered into between Subtenant and the proposed transferee, if any, pertaining to the proposed Transfer and a written summary of the material terms of the proposed Transfer including (without limitation): (a) the consideration therefor, (b) the name and address of the proposed transferee, (c) a description of the nature of the subtenant’s or assignee’s business to be conducted at the Premises, (d) current financial statements of the proposed transferee certified by an officer, partner or owner thereof (collectively the “Transfer Documents”). Sublandlord will have no obligation to consent or deny consent to a proposed Approval Transfer until all Transfer Documents and the Transfer Review Fee (defined below) have been provided to Sublandlord.

(i)            Sublandlord’s Approval Rights. Within thirty (30) days after Sublandlord’s receipt of the Transfer Documents and the Transfer Review Fee, Sublandlord shall notify Subtenant in writing of its decision with respect to the proposed Approval Transfer. Sublandlord’s consent to the proposed Approval Transfer shall not be unreasonably withheld, conditioned or delayed. The withholding of Sublandlord’s consent shall be deemed reasonable if: (i) in Sublandlord’s reasonable judgment, the proposed transferee is not engaged in a business or activity consistent with the Permitted Use (hereinafter defined); (ii) the proposed transferee, in Sublandlord’s reasonable opinion, does not have sufficient financial means to timely perform all obligations arising under the Lease, is not reputable, and its presence in the Building will diminish the reputation of the Building; (iii) occupancy by the proposed transferee will create additional density or otherwise burden the Building systems; (iv) there is another subtenant of the Premises; (v) the proposed transferee refuses to accept the Transfer without extending the Lease beyond the Term (including for this purpose any Renewal Options); (vi) the proposed transferee is a governmental agency or an instrumentality thereof, or an entity entitled, directly or indirectly, to diplomatic or sovereign immunity; or (vii) an Event of Default then exists.

(ii)            Payments to Sublandlord. In connection with any proposed Approval Transfer, Subtenant shall pay Sublandlord a $2,500.00 review fee (the “Transfer Review Fee”).

(e)           Effect of Transfers. No Transfer, including, without limitation, a Transfer to a Permitted Transferee, will release Subtenant or any Guarantor from any Lease or Guaranty obligation. Sublandlord’s acceptance of a payment from any person or entity other than Subtenant that occupies the Premises does not waive Subtenant’s obligations under this Section 9. If an Event of Default occurs, Sublandlord may proceed against Subtenant without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay Transfer rent owed Subtenant directly to Sublandlord (which Sublandlord will apply against Subtenant’s Lease obligations). Termination of this Sublease for any reason will not result in a merger. Each sublease will be deemed terminated upon termination of this Sublease unless Sublandlord notifies the subtenant in writing of Sublandlord’s election to assume any sublease, in which case the subtenant shall attorn to Sublandlord under the terms of the sublease.

(f)            No Consent for Concessionaires. Notwithstanding anything to the contrary contained in this Section 9, Subtenant may, without the prior written consent of Sublandlord, but with prior notice, subsublease or license portions of interior areas of the Premises to Concessionaires (hereinafter defined). As used herein, the term “Concessionaires” shall mean operators of food and beverage, hospitality and other services typically found within a first-class gaming operation consistent with the Permitted Use. Subtenant agrees to consult with Sublandlord with respect to potential Concessionaires prior to entering into any such subsublease or license, and the parties agree to cooperate and discuss such potential Concessionaires; provided, however, in no event shall such obligation to consult and cooperate in any way require Subtenant to accept a potential Concessionaire offering terms not acceptable to Subtenant, in Subtenant’s sole discretion. Pursuant to such subsublease or license, the Concessionaires shall be required to comply with the terms of this Sublease.

(g)           Sublease of Mezzanine Space. Notwithstanding anything to the contrary contained in this Sublease, Subtenant agrees to license a portion of the Premises located on the mezzanine level (the “Mezzanine Premises”) to Sublandlord pursuant to the terms of separate license agreement attached hereto as Exhibit E solely for the purpose of storing equipment and materials currently located there, for a term commencing on the Commencement Date and ending no later than February 28, 2023. Sublandlord may only enter the Mezzanine Premises when accompanied by a representative of Subtenant and Sublandlord shall pay for the charges of such representative at the Applicable Rate; however, prior to the Rent Commencement Date, Subtenant waives any right to charge the Applicable Rate with respect to such entry by Sublandlord. Sublandlord shall coordinate the removal of such equipment and material from the Mezzanine Space with Subtenant at such times and subject to such rules and regulations as Subtenant shall reasonably designate and impose.

10.          Use.

(a)           Permitted Use. Subtenant shall operate the Premises in a first-class manner in connection with the operation of a licensed gaming facility, which may include hospitality (but not overnight lodging), entertainment, and food and beverage services, as well as other customary ancillary uses typically found in licensed gaming operations (the “Permitted Use”). Subtenant shall not utilize any portion of the Premises as a private event space, provided, however, that Subtenant shall be permitted to host private events for its clients and select customers in a manner customary for a first-class gaming facility.

(b)           General Public Entrance. Subtenant covenants and agrees to maintain the entrance of the Building on N. Wabash Avenue as the primary entrance and exit into the Building for the general public (the “General Public Entrance”); it being acknowledged and agreed, however, that, if required by code or in the case of an emergency, Subtenant shall be permitted to use other entrances into the Building for the general public, other than the General Public Entrance, provided that, it shall use commercially reasonable efforts to minimize any lines, congestion or loitering on the sidewalks within, and parking area adjacent to, the Surrounding Area (hereinafter defined). As used herein, the term “Surrounding Area” means the areas that border the block on which the Premises is located that are bounded by Ohio Street to the south, State Street to the west and Ontario Street to the north, expressly excluding, however, the area on Wabash Avenue to the east.

(c)           Maintenance Obligations. In addition to Subtenant’s maintenance obligations set forth in Article 8 of the Master Lease, Subtenant shall be responsible for exterior landscaping and providing security services consistent with the Permitted Use for all areas immediately surrounding the Premises. In furtherance of the foregoing, Subtenant agrees to (i) provide Sublandlord a copy of any of Subtenant’s proposed traffic and security plans prior to finalizing any such plans, and agrees not to propose any changes to the parking rights on the Surrounding Area without the prior written approval of all Governmental Authorities (hereinafter defined), and (ii) in good faith, consult with Sublandlord with respect to such plans prior to any adoption, but the final decisions with respect thereto shall be made by Subtenant and the Governmental Authorities. As used herein, the term “Governmental Authorities” shall mean the Illinois Gaming Board and the City of Chicago, including the Mayor’s Office and the Alderman of the 42nd Ward. At Subtenant’s request, Owner shall assign to Subtenant, or such other party or parties as may be designated by Subtenant, any and all maintenance contracts and agreements to which either Landlord or Sublandlord is a party, as applicable, that Subtenant elects to have assigned to meet Subtenant’s maintenance obligations under the Master Lease. Upon the expiration of the Term, at Owner’s request, Subtenant shall assign to Owner, as applicable, any and all maintenance contracts and agreements to which Subtenant is a party that Owner elects to have assigned.

(d)           Use of Trash Compactor. Subject to the terms set forth in this Section 10(d), Sublandlord grants to Subtenant the right to use the loading/receiving dock on the west side of the Building (the “Loading Dock”) on an exclusive basis; provided, however, Subtenant acknowledges and agrees that the trash compactor located in the Loading Dock (the “Loading Dock Compactor”) is utilized by the occupants of the Tree Studios building located at 601-623 North State, 3-9 East Ontario, and 2-10 East Ohio, Chicago, Illinois (“Tree Studios Occupants”). Subtenant shall make the Loading Dock Compactor available to the Tree Studios Occupants, subject to Subtenant’s reasonable rules and regulations, including rules related to time and extent of access to the Loading Dock Compactor. To the extent Subtenant incurs any charges from any entity that services the Loading Dock Compactor as a result of the trash or other materials deposited into the Loading Dock Compactor by the Tree Studios Occupants, Subtenant shall have the right to charge the Tree Studios Occupants such costs reflective of the Tree Studios Occupants usage of the Loading Dock Compactor. In exercising Subtenant’s rights under this Section 10(d), Subtenant shall do so in a manner that complies with all applicable laws, and does not unreasonably adversely affect the Tree Studios Occupants access to the Loading Dock Compactor.

11.          Insurance; Indemnities.

(a)           Indemnities.

(i)             By Subtenant. To the extent not expressly prohibited by applicable law, Subtenant, on behalf of Subtenant and its insurers, waives, releases and discharges Owner from all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under this Sublease (hereafter “Claims”) whatsoever arising out of damage to or destruction of the leasehold improvements, trade fixtures, furnishings, equipment, goods, personal property, inventory, and, other personal property or business, and any loss of use or business interruption, regardless whether any such Claim results from the negligence or fault of Owner or otherwise, occasioned by any fire or other casualty occurrence whatsoever, to the extent such loss or damage is covered by insurance or required to be covered by insurance under this Sublease, or in the event of a failure to maintain such required insurance, would be covered by the insurance required to be maintained under this Sublease. Subtenant shall cause its policy or policies of property insurance, which Subtenant is required to maintain pursuant to this Sublease, to include the insurer’s waiver of subrogation with respect to such Claims. Subtenant will look only to Subtenant’s insurance coverage (regardless whether Subtenant maintains any such coverage) in the event of any Claim. Except as specifically provided in Section 11(b), Subtenant is solely responsible for providing such insurance as may be required to protect Subtenant, its employees and invitees against any injury, loss, or damage to persons or property occurring in the Premises or at the Building, including, without limitation, any loss of business or profits from any casualty or other occurrence at the Premises. Subject to the waiver of subrogation set forth herein, Subtenant, to the fullest extent permitted by applicable law, and except to the extent arising from the gross negligence or willful misconduct of Owner, Sublandlord’s Agent or their respective agents, contractors or employees, shall indemnify, defend (with counsel reasonably acceptable to Owner) and hold harmless Owner from and against all Claims made by third parties arising (a) from any accident, injury, or occurrence in or about the Premises, (b) out of or relating to an Event of Default under this Sublease or Subtenant’s use or occupancy of the Premises or the Building, (c) out of any acts of Subtenant or its agents, employees or invitees, or (d) from the foreclosure of any lien for labor or material furnished to or for Subtenant at the Premises.

(ii)            By Owner. Subject to the waiver of subrogation set forth herein, Owner, to the fullest extent permitted by applicable law, and except to the extent arising from the gross negligence or willful misconduct of Subtenant or its agents, contractors or employees, shall indemnify, defend and hold harmless Subtenant from and against all Claims made by third parties arising out of or relating to any breach of Owner’s obligations under this Sublease or any acts of Owner, Sublandlord’s Agent or their respective agents, employees, contractors or invitees.

(iii)           Insurance Coverage. Nothing in this Section 11(a) shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage required to be maintained by either Sublandlord or Subtenant, as provided in Section 11(b) below. Each party shall in good faith file appropriate claims with its respective insurer.

(b)           Insurance.

(i)             Subtenant’s Insurance. During the Term, Subtenant shall, at its sole expense, keep in force and provide evidence of the following types of insurance:

(A)           Liability Insurance. Commercial general liability insurance against any damages and liability arising from injuries to person or damage to property, however occasioned, in, on or about the Premises in amounts not less than $5,000,000.00 combined single limit for bodily injury and property damage per occurrence and $10,000,000.00 general aggregate. This coverage can be satisfied through the use of a combination of commercial general liability and commercial excess liability or commercial umbrella liability limits maintained by Subtenant. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the insured parties. Excess liability or umbrella coverage in the amount of $50,000,000.00 in the aggregate.

(B)            Property Insurance. Property insurance written on an all risk/special perils policy form in an amount sufficient to cover damage to or replacement of, as necessary, all improvements made by or on behalf of Subtenant in connection with the Premises and any alterations and Subtenant’s trade fixtures, furnishings, equipment, personal property and inventory in the Premises. Such insurance shall provide that it is specific and noncontributory and shall contain replacement cost language and a waiver of all rights of subrogation against the Sublandlord with respect to losses payable under such policies.

(C)            Liquor Liability Insurance. In the event that Subtenant will serve liquor, beer or wine in the Premises, liquor liability coverage insuring Subtenant against all liquor liability now or hereinafter imposed by law. Such coverage shall provide that each occurrence limit of the policy or policies be not less than $5,000,000.00. Each occurrence limit may be satisfied by using a combination of primary and excess/umbrella coverages.

(D)            Other Subtenant’s Insurance.

(1)            Workers’ Compensation Insurance with statutory benefits and Employers Liability Insurance with minimum liability limits of $1,000,000 bodily injury by accident each accident; $1,000,000 bodily injury by disease policy limit; $1,000,000 bodily injury each employee.

(2)            Employment Practices Liability insurance with a minimum limit of $1,000,00 per occurrence, including third party coverage for sexual harassment, discrimination and other coverable employment-related torts.

(3)            Loss-of-income, business interruption and extra-expense insurance in an amount sufficient to pay Rent for a period of not less than six (6) months commencing with the date of loss;

(4)            Cyber Liability insurance with limits of not less than $2,000,000 for each occurrence and an annual aggregate of $5,000,000 covering claims involving privacy violations, information theft, damage to or destruction of electronic information, intentional and/or unintentional release of private information, alteration of electronic information, extortion and network security. Each occurrence limit may be satisfied by using a combination of primary and excess/umbrella coverages.

(5)            Comprehensive Automobile Liability Insurance for coverage of owned and non-owned and hired vehicles, trailers or semi-trailers designed for travel on public roads, with a minimum, combined single limit of $1,000,000 per occurrence for bodily injury, including death and property damage.

(6)            Crime Insurance, including employee dishonesty coverage with a minimum, combined single limit of $1,000,000 per occurrence.

(ii)            Form of Insurance and Selection of Insurers. All insurance shall waive the insurer’s subrogation rights and be in a commercially reasonable form and shall be issued by an insurer with a minimum Best rating (or equivalent) of A- (VII). Subtenant shall include Owner, Sublandlord’s Agent and, if applicable, Sublandlord’s mortgagee, as additional insureds for general liability on a primary and non-contributory basis. Upon execution of this Sublease, Subtenant shall provide Sublandlord with a Certificate of Insurance showing the required coverage and additional insureds. Subtenant shall endeavor to provide thirty (30) days’ prior written notice to Sublandlord in the event of cancellation or material change of coverage. None of Subtenant’s insurance policies shall contain exclusions or limitations for the following risks: (A) Assault and Battery, (B) Abuse and Molestation, (C) Firearms / Armed Guards, (D) Active Shooter, and (E) Live Entertainment.

(iii)           Evidence of Insurance. Throughout the Term, Subtenant shall provide evidence of its compliance with the insurance requirements in this Section 11(b) to “myCOI”, Sublandlord’s insurance tracking advisor (the “Insurance Advisor”), or such other vendor as Sublandlord identifies as the Insurance Advisor by written notice to Subtenant. Communication between the Insurance Advisor and Subtenant shall be by email using the following contact information for Subtenant:

Name:	Richard Sarnie
Email:	rsarnie@ballys.com
Phone:	(908) 963-1761

(iv)          Sublandlord’s Insurance. At all times during the Term, which shall be reimbursed by Subtenant pursuant to Section 7 of this Sublease, Sublandlord agrees to purchase and keep in full force and effect: (a) commercial property insurance covering, at a minimum, the perils insured under the ISO special causes of loss form which provides “all risk” coverage with respect to the Building for not less than the full replacement cost thereof, (b) commercial general liability insurance and umbrella coverage covering liability arising in respect of the Building or any part thereof for bodily injury, property damage, advertising injury and personal injury, including products/completed operations and liability assumed under an insured contract (including tort liability of another assumed in a business contract): (i) on an occurrence basis, (ii) with minimum liability limits of $5,000,000.00 per occurrence and $5,000,000.00 in the aggregate, (iii) which includes Subtenant as an additional insured and (iv) which contains a waiver of the right of subrogation against Subtenant; and (c) if Sublandlord engages any employees (and if the manager of the Building engages such employees instead of Sublandlord, Sublandlord agrees to cause such manager to obtain) Statutory Workers’ Compensation and Employers’ Liability Insurance with minimum liability limits of no less than $1,000,000.00 per accident, $1,000,000.00 per employee by disease and $1,000,000.00 in the aggregate for disease, which insurance shall contain a waiver of the right of subrogation against Subtenant. All insurance required to be maintained by Sublandlord shall be carried with companies that are licensed or authorized to do business in the State of Illinois and whose Best rating is not less than A- (VII). In the event Sublandlord is not able to maintain its current insurance on the Premises as a result of Subtenant’s specific use of the Premises as set forth in Section 10(a), Sublandlord shall use commercially reasonable efforts to competitively bid to at least three (3) reputable and qualified insurance companies Sublandlord’s insurance pursuant to this Section 11(b)(iv), and to the extent more than one (1) such insurance company provides a proposal to satisfy Sublandlord’s insurance requirements, Subtenant shall be permitted to approve the company providing Sublandlord’s insurance, which approval shall not be unreasonably withheld, conditioned or delayed.

12.          Destruction of Premises.

(a)           Substantial Destruction. If the Premises or the Building is made substantially untenantable by fire or other casualty (in whole or in part), Sublandlord shall repair and restore same unless this Sublease is terminated by Sublandlord or Subtenant pursuant to this Section 12. If the Premises are made substantially untenantable by fire or other casualty (in whole or in part) and the Casualty Estimate (defined below) estimates that the appropriate repairs or restoration will not be substantially completed within three hundred sixty-five (365) days after the date of the fire or other casualty, Sublandlord may either:(i) terminate this Sublease as of the date of the fire or other casualty by giving notice of termination to Subtenant within thirty (30) days after the date of the fire or other casualty; or (ii) without terminating this Sublease (and so long as Subtenant does not elect to terminate this Sublease as provided herein) proceed with reasonable diligence to restore the Premises and/or the Building, other than leasehold improvements, trade fixtures, furnishings, equipment, goods and inventory paid for by Subtenant or required to be insured by Subtenant pursuant to Section 11 above, at Sublandlord’s expense. If Sublandlord does not so terminate this Sublease pursuant to the foregoing sentence, within thirty (30) days of fire or casualty it shall provide a written estimate from a reputable and experienced contractor or construction manager (the “Casualty Estimate”) of the time that will be necessary to repair and restore the damage or destruction. If the Casualty Estimate shows that the appropriate repairs or restoration cannot be substantially completed within one hundred eighty (180) days after the date of the fire or other casualty, then Subtenant may, by giving written notice within thirty (30) days after receipt of the Casualty Estimate, terminate this Sublease, such termination to be effective as of the date of the fire or other casualty. If such repair or restoration is begun by Sublandlord but is not substantially completed by the expiration of the one hundred eighty (180) day period, which period shall be extended by any delays caused by the insurance process (so long as Sublandlord provides written notice to Subtenant of said delay within three (3) business days of the commencement of such delay) or by other events beyond Sublandlord’s reasonable control (but in each case, for a period not to exceed sixty (60) additional days in the aggregate), then Subtenant may, upon ten (10) days’ written notice received by Sublandlord no later than thirty (30) days after the one hundred eighty (180) day period, as same may be extended, terminate this Sublease, such termination to be effective as of the date of Sublandlord’s receipt of said notice. If this Sublease is not terminated pursuant to this Section 12, Rent shall abate for all or that part of the Premises that are rendered untenantable on a per diem basis from and after the date of the fire or other casualty until the date the Premises and access thereto are substantially repaired or restored, provided, however, Tenant shall have up to one hundred eighty (180) days to complete its restoration obligations pursuant to Section 12(c) prior to the recommencement of the aforesaid Rent. If any damage by fire or other casualty occurs during the last twelve (12) months of the Term which renders the Building or Premises substantially untenantable, then either party may terminate this Sublease by providing written notice of termination to the other party within thirty (30) days after receipt of the Casualty Estimate if the Casualty Estimate indicates that restoration cannot be substantially completed within ninety (90) days after the date of the fire or other casualty, and this Sublease shall terminate as of the date such notice is received.

(b)           Partial Destruction. If the Building or the Premises are damaged by fire or other casualty but are not made substantially untenantable, and this Sublease is not terminated pursuant to this Section 12, then Sublandlord shall with reasonable diligence and promptness, repair and restore such damage, as applicable, other than leasehold improvements, trade fixtures, furnishings, equipment, goods and inventory paid for by Subtenant or required to be insured by Subtenant pursuant to Section 11 above. Sublandlord shall perform all such repair and restoration work in a good and workmanlike manner, in compliance with applicable laws. If such repair or restoration is begun by Sublandlord but is not substantially completed within one hundred eighty (180) days after the date of the fire or other casualty, which period shall be extended by any delays caused by the insurance process, by Subtenant (so long as Sublandlord provides written notice to Subtenant of said delay within one (1) business day of the commencement of such delay) or by other events beyond Sublandlord’s reasonable control (but in each case, for a period not to exceed thirty (30) additional days), then Subtenant may, upon ten (10) days’ written notice to Sublandlord, delivered to Sublandlord within thirty (30) days after the one hundred eighty (180) day period, as same may be extended, terminate this Sublease, such termination to be effective as of the date Sublandlord receives said notice from Subtenant. Rent shall abate for all or that part of the Premises that are rendered untenantable on a per diem basis from and after the date of the fire or other casualty until the date the Premises and access thereto are substantially repaired or restored, provided, however, Tenant shall have up to one hundred eighty (180) days to complete its restoration obligations pursuant to Section 12(c) prior to the recommencement of the aforesaid Rent.

(c)           Subtenant’s Restoration. Following Sublandlord’s completion of its restoration work described in this Section 12, Subtenant shall proceed with diligence to reconstruct and restore to substantially the same condition as prior to the casualty, its leasehold improvements, trade fixtures, furnishings, equipment, goods and inventory required to be insured by Subtenant pursuant to this Sublease.

13.          Event of Default.

(a)           Event of Default. Each of the following is an event of default (“Event of Default”) under this Sublease:

(i)            If Subtenant fails to pay when due any installment of Base Rent or Additional Rent within five (5) days of when due and such failure continues for more than ten (10) business days after Sublandlord delivers written notice to Subtenant of such failure, except that if Sublandlord shall have given Subtenant two (2) such notices of failure in the payment of Base Rent in any twelve (12) month period, Subtenant shall not be entitled to any further notice of its delinquency in the payment of Base Rent, in such twelve (12) month period, and the occurrence of any failure in the payment of Base Rent when due within such twelve (12) month period after the giving of two (2) such notices and opportunities to cure shall constitute an Event of Default without further notice that the same is past due;

(ii)           If Subtenant fails at any time to carry the insurance required in this Sublease or fails to provide evidence of Subtenant’s insurance in accordance with Sublease and such failure to provide evidence continues for more than ten (10) business days after notice from Sublandlord that the same is past due;

(iii)          If Subtenant does not perform or observe any agreement, covenant, condition or provision of this Sublease other than as provided in subparagraphs (i) through (ii) above, unless such failure is cured within thirty (30) days following Sublandlord’s notice or within any period of time following notice expressly in this Sublease; provided, however, expressly excluding any Surrender Event of Default, if such failure cannot, by its nature or despite the use of reasonable efforts, be cured within thirty (30) days, then an Event of Default shall not be deemed to exist, and Sublandlord shall not exercise any of its remedies hereunder, if and so long as (a) Subtenant shall have commenced to cure such failure within such thirty (30) day period, and (b) Subtenant shall thereafter continuously and diligently proceed to cure such failure in a commercially reasonable manner;

(iv)          If Subtenant or Guarantor (a) files or consents to the filing against it of a petition for relief or reorganization or any other petition in bankruptcy or liquidation; or (b) makes an assignment for the benefit of its creditors; or (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers for all or a substantial part of its property;

(v)           If a petition is filed against Subtenant or Guarantor without its consent for (a) the appointment of a custodian, receiver, trustee or other officer with similar powers for all or a substantial part of its property; (b) relief or reorganization or any other petition in bankruptcy or insolvency; or (c) the dissolution, winding up or liquidation of Subtenant, if any such petition is not dismissed within sixty (60) days; or a Surrender Event of Default.

(b)           Remedies. Following an Event of Default, Sublandlord may, at its option, with or without notice or demand of any kind to Subtenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein (provided that Sublandlord shall use such efforts as are required by Law to mitigate any damages resulting from such Event of Default):

(i)            Terminate this Sublease and the Term created hereby and immediately repossess the Premises. If Sublandlord does terminate this Sublease and repossess the Premises, Sublandlord shall be entitled to immediately recover, as its sole and exclusive remedy, as damages a sum of money equal to the excess of the present value of the Rent provided to be paid by Subtenant for the balance of the Term over the present value of the anticipated fair market rent for the Premises (computed based upon the yield on U.S. Treasury obligations having a maturity closest to the termination date) that could be achieved for said period, after deduction of all market based expenses of reletting, including, without limitation, all allowances, abatements, construction costs, brokerage commissions and Subtenant concessions likely to be required under existing market conditions.

(ii)           In the alternative, without terminating this Sublease, Sublandlord may show the Premises to prospective Subtenants and may terminate Subtenant’s right of possession and repossess the Premises by any means permitted under applicable laws. If Sublandlord terminates Subtenant’s right of possession without terminating this Sublease, Sublandlord shall take reasonable measures to the extent required by applicable laws, to relet the same for the account of Subtenant, for such rent and upon such terms as shall be reasonably satisfactory to Sublandlord. For the purpose of such reletting, Sublandlord is authorized to decorate, repair, remodel or alter the Premises and to relet the Premises at such rental rate (which may be higher than the rental rate then applicable under this Sublease), as Sublandlord reasonably determines to be necessary to maximize the effective rent on reletting. If Sublandlord shall fail to relet the Premises despite using commercially reasonable efforts to do so, Subtenant shall pay to Sublandlord as damages the amount of the Rent reserved in this Sublease for the balance of the Term as due hereunder. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of all decoration, repairs, remodeling, installations and additions and the expenses of such reletting (including all allowances, abatements and other Subtenant concessions required under then existing market conditions), to satisfy the Rent provided for in this Sublease, Subtenant shall satisfy and pay the same upon demand therefor from time to time. Subtenant shall not be entitled to any rents received by Sublandlord in excess of the Rent provided for in this Sublease. Subtenant agrees that Sublandlord may file suit to recover any sums falling due under the terms of this Article 17 from time to time and that no suit or recovery of any portion due Sublandlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Sublandlord.

(iii)          Sublandlord may cure the Event of Default and Subtenant shall pay to Sublandlord on demand all reasonable costs and expenses incurred by Sublandlord in connection with its performance.

(iv)          Notwithstanding anything to the contrary in this Sublease, Sublandlord shall use commercially reasonable efforts to mitigate all damages resulting from an Event of Default.

14.          Surrender; Holdover.

(a)           Restoration Obligations. On the last day of the Term or on any earlier termination, Subtenant shall surrender the Premises to Sublandlord broom clean and free and clear of debris substantially in the same condition as the Premises existed on the Effective Date, ordinary wear and tear, damage by fire or other casualty or condemnation excepted, and otherwise as required pursuant to the terms of this Sublease. Notwithstanding the foregoing, prior to the expiration of the Term, Sublandlord shall advise Subtenant which, if any, of Subtenant’s improvements or alterations made to the Premises during the Term must be removed or restored at termination or expiration; provided, however, upon Subtenant’s written request made at the time Subtenant submits any Plans to Sublandlord for Subtenant’s Work or any other alterations, Sublandlord agrees to notify Subtenant in writing which of such alterations, Subtenant shall not be required to remove at the end of the Term, and Subtenant shall not be required to remove such alterations which Sublandlord has so stated will not need to be removed at the end of the Term. In addition, at Subtenant’s written request, Subtenant and Sublandlord agree to inspect the Premises at any time during the final Lease Year of the Term, but in no event later than thirty (30) days prior to the Expiration Date, and Sublandlord agrees to provide written notice within five (5) business days of such inspection of any items that Subtenant shall be required to remedy prior to the Expiration Date in accordance with its obligations pursuant to Section 14(a). In the event Subtenant fails to remedy any such items, such failure shall constitute a Surrender Event of Default hereunder. All items to be removed by Subtenant hereunder, including without limitation, movable trade fixtures, furnishings, equipment, cabling and wiring of Subtenant shall be removed without defacing the Premises or the Building. For the avoidance of doubt, all interior and exterior signage at the Premises must be removed prior to the expiration of the Term. Any and all of Subtenant’s property left behind in the Premises after Subtenant vacates the Premises at the end of the Term shall be considered abandoned and Sublandlord may move, retain or dispose of these items at Subtenant’s cost, including administration fees and payment of holdover rent as set forth in this Section 14(b) for such time period that such property remains in the Premises following the end of the Term.

(b)           Holdover. Section 18.4.B. of the Master Lease shall apply to any holdover by Subtenant.

15.          Notices. Except as expressly provided to the contrary in this Sublease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises, shall be in writing and shall not be effective for any purpose unless the same shall be served (i) personally (including, by local messenger) or (ii) by next Business Day delivery by a nationally recognized overnight courier service, in either case, addressed to c/o Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903, Attention: Craig Eaton, Executive Vice President if meant for Subtenant, with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 1004, Attention: Jonathan L. Mechanic, Esq, and to Sublandlord’s Agent, 350 North Clark Street, Suite 400, Chicago, Illinois 60654, Attention: President if meant for Sublandlord, with a copy to Sublandlord’s Agent, 350 North Clark Street, Suite 400, Chicago, Illinois 60654, Attention: General Counsel. Every notice or other communication hereunder shall be deemed to have been given as of the delivery date, unless receipt thereof failed to occur by reason of refusal of the addressee to accept the same or change of address of the addressee for which no prior notice was given to the sender (in either such event notice shall be deemed given on the date appropriately sent). Sublandlord and Subtenant may each change the location at which it receives notices to another location within the United States of America upon not less than thirty (30) days’ notice to the other pursuant to this Article. Sublandlord’s Agent is authorized to give notices for and on behalf of Sublandlord.

16.          Brokerage. Sublandlord has retained Sublandlord’s Agent as a leasing agent in connection with this Sublease. Sublandlord hereby discloses that Sublandlord’s Agent is an Illinois real estate broker and certain principals, managers, members and agents acting on behalf of Sublandlord and Sublandlord’s Agent are Illinois real estate licensees. Sublandlord represents and warrants to Subtenant that neither Sublandlord nor its agents have dealt with any broker in connection with this Sublease other than Sublandlord’s Agent. Subtenant represents and warrants to Sublandlord that neither Subtenant nor its agents have dealt with any broker in connection with this Sublease other than Sublandlord’s Agent. Sublandlord agrees to pay any commission payable to Sublandlord’s Agent by reason of this Sublease, pursuant to separate agreement. Each of Sublandlord and Subtenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Sublease, or the above representation being false.

17.          Execution. Sublandlord and Subtenant, respectively, each represents and warrants that (a) the person executing this Sublease is duly authorized to execute this Sublease on behalf of such party; and (b) such party has full power and authority to execute this Sublease and perform its obligations hereunder without the consent of any other person or entity.

18.          Construction. This Sublease (a) embodies the entire integrated agreement of Sublandlord and Subtenant with respect to Subtenant’s lease and occupancy of the Premises, and supersedes all prior agreements and understandings, whether written or oral; (b) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute but one and the same agreement; and (c) shall be governed by and construed in accordance with the laws of the State of Illinois. If any provision of this Sublease conflicts with a provision of the Master Lease, the provisions of this Sublease shall govern. Subtenant specifically waives all claims against Sublandlord arising out of any such conflicts.

19.          Binding Effect. This Sublease shall be binding upon and inure to the benefit of Sublandlord and Subtenant and their respective successors and permitted assigns. Sublandlord shall have the right to assign any or all of its rights and powers under this Sublease to Landlord.

20.          Waiver of Jury Trial. SUBLANDLORD AND SUBTENANT HEREBY KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT EITHER MAY INSTITUTE AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATED TO THIS SUBLEASE OR THE PREMISES. In the event Sublandlord commences any summary proceeding for nonpayment of Monthly Base Rent or Additional Rent, or commences any other action or proceeding against Subtenant in connection with this Sublease, Subtenant will interpose no counterclaim of whatever nature or description in any such proceeding.

21.          Non-Merger. Nothing herein shall be construed to merge the interests of Sublandlord and Subtenant, whether by operation of law or otherwise.

22.          Recording. At Subtenant’s request and at Subtenant’s sole cost and expense, the parties shall record a memorandum of this Sublease in a form mutually acceptable to Subtenant and Sublandlord; provided, however, in no event shall this Sublease be recorded by Subtenant or by anyone acting through, under or on behalf of Subtenant.

23.          Time of Essence. Time is of the essence with respect to all of Subtenant’s and Owner’s obligations under this Sublease.

24.          USA Patriot Act and Prohibited Persons. Subtenant represents and warrants to Sublandlord that (a) Subtenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (the “OFAC”) of the Department of the Treasury (including those named on the OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order No. 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”)), or other governmental action relating thereto; and (b) Subtenant is not, and will not be, a person with whom Sublandlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), H.R. 3152, Public Law 107-56 and the Executive Order and regulations promulgated thereunder and including persons and entities named on the OFAC Specially Designated Nations and Blocked Persons List.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement under seal as of the date first above written.

SUBLANDLORD:

MEDINAH BUILDING LLC,

an Illinois limited liability company

By:	/s/ Albert M. Friedman
Albert M. Friedman, Manager

SUBTENANT:

BALLY’S CHICAGO OPERATING COMPANY, LLC,

a Delaware limited liability company

By:	/s/ Ameet Patel

Name:	Ameet Patel

Its:	President

Pursuant to Section 1(c) of this Sublease, Landlord hereby joins in the execution of this Sublease.

LANDLORD:

MEDINAH HOLDINGS LLC,

an Illinois limited liability company

By:	/s/ Albert M. Friedman
Albert M. Friedman, Manager

Exhibit A

Master Lease

[ATTACH]

GROUND LEASE

between

MEDINAH TEMPLE, INC.
an Illinois corporation

Landlord

and

BLOOMINGDALE’S, INC.,
an Ohio corporation

Tenant

Dated: April 6th, 2001

600 NORTH WABASH AVENUE
CHICAGO, ILLINOIS

Ground Lease

THIS GROUND LEASE, dated as of April 6th, 2001, is entered into between Medinah Temple Inc., an Illinois corporation (“Landlord”), and Bloomingdale’s, Inc., an Ohio corporation (“Tenant”), with respect to certain property at 600 North Wabash Avenue, Chicago, Illinois.

RECITALS:

The following is the background of this Lease:

A.            At the time of execution of this Lease, Chicago Medinah Temple Association, an Illinois not-for-profit corporation (the “Association”) owned a certain parcel of land consisting of approximately .7370 acres more particularly described in Exhibit A attached hereto (such parcel of land, which includes the service driveway and truck dock area on E. Ontario Street as shown on the Site Plan, is referred to in this Lease as the “Land”), and the building located on the Land, commonly known as The Medinah Temple Building (the “Building”), having a street address of 600 North Wabash Avenue, Chicago, Illinois. The Land and the Building are collectively herein called the “Premises”. Upon its execution, this Lease was placed in escrow to be released and delivered to the parties immediately upon consummation of the sale by the Association (i) to Landlord of the Land and a remainder interest in the Building, and (ii) to Tenant of a fee simple determinable interest in the Building. Landlord desires to lease the Land to Tenant, and Tenant desires to lease the Land from Landlord, and Landlord and Tenant desire to renovate and remodel the Building for retail use.

B.            Landlord also has contracted to purchase from the Association, simultaneously with the Land, the other land and improvements on the city block where the Premises are located and Landlord intends to simultaneously redevelop such property (“Development Project”) for retail and residential use while Tenant is renovating the Building. The Premises and Landlord’s proposed retail and residential development are depicted graphically on the site plan attached hereto as Exhibit B (“Site Plan”).

Now, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:

Article 1. GRANT AND TERM

Section 1.1            Demise of Land

Landlord, for and in consideration of the rents to be paid and the covenants and agreements to be kept and performed by Tenant, does hereby lease to Tenant the Land for the Term (defined in Section 1.3 below). The Land is leased together with any and all present and future appurtenances, rights, franchises, licenses, privileges and easements benefiting, belonging or pertaining thereto, subject only to the title exceptions set forth in Exhibit C and except for any title matters as may be created by or through Tenant.

Section 1.2            Easements & Licenses

A.            Construction Licenses. Landlord grants to Tenant nonexclusive licenses in the portions of the Development Project immediately adjacent to the Building for the performance of Tenant’s Work for substantially the periods stated in the Construction Schedule attached hereto as Exhibit D, including the right to use such areas for ingress and egress by construction crews and equipment, staging of construction, and storage of construction materials in areas reasonably approved by Landlord. Such license shall be temporary in nature for each occasion of work, and shall expire upon completion of the subject work. All such work shall be performed in a manner which causes as little disturbance to other persons having the right to work in the Development Project as is practicable under the circumstances. Any such license may be relocated by Landlord at Landlord’s expense by notice to Tenant if the location or duration of such work, or a combination thereof, unreasonably and materially interferes with Landlord’s work in the Development Project. Tenant grants to Landlord nonexclusive licenses in the portions of the Building immediately adjacent to the Development Project for ingress and egress by construction crews and equipment as reasonably necessary for the performance of the Redevelopment Work (such access and work within the Building to be coordinated with Tenant) for a period ending on the earlier of (i) 18 months after the Delivery Date and (ii) 45 days before Tenant’s scheduled opening of the Building for retail business. Such license shall be temporary in nature for each occasion of work, and shall expire upon completion of the subject work. All such work shall be performed in a manner which causes as little disturbance to other persons having the right to work in the Building as is practicable under the circumstances. Landlord shall Indemnify Tenant against all Claims for loss or damage resulting from bodily or personal injury or death or property damage arising out of the presence of Landlord, its employees, contractors and subcontractors in the Building pursuant to the foregoing license, including any Claims attributable to (a) the Redevelopment Work or (b) the willful act or negligent act or omission of Landlord, its partners, officers, directors, agents, servants, employees, contractors and subcontractors. Tenant shall indemnify Landlord against all Claims for loss or damage resulting from bodily or personal injury or death or property damage arising out of the presence of Tenant, its employees, contractors and subcontractors, in the Redevelopment Project pursuant to the foregoing license, including any Claims attributable to (a) Tenant’s Work, or (b) the willful act or negligent act or omission of Tenant, its partners, officers, directors, agents, servants, employees, contractors, and subcontractors.

B.            Utility Easements. Landlord grants to Tenant, for the benefit of the Premises, nonexclusive easements (irrevocable during the Term and subject to the terms of this Lease) in, through, over, under and across the Development Project in locations to be approved by Landlord, which approval shall not be unreasonably withheld or delayed, as is reasonably necessary to provide rights-of-way for utility lines for the benefit of the Premises, and access to (upon prior notice to Landlord, except in emergencies) and use of the gas, water, fire suppression, electric, telephone, storm and sanitary sewer systems serving the Development Project and the Building, such easements not to unreasonably interfere with the use and enjoyment of the Development Project.

C.            Encroachment and Attachment Easements. While the parties intend to confine their respective improvements to the limits of their respective premises, such result is not always achieved in an urban environment. Accordingly, the parties grant to each other easements (irrevocable during the Term) permitting the encroachment and maintenance by footings, foundations and other supports, as well as by decorative facia, roofs, other overhangs, awnings, utility vaults, staircases, signs, lights, pillars, and other like projections and encroachments over and across the granting party’s premises which exist on the date of this Lease.

D.            Possible Connection to Development Project. Landlord’s plans for the Development Project have not been finalized as of the date of this Lease. Landlord may wish to redesign the Development Project to accommodate one or more direct entrances connecting the interior of the Building to the interior hallways or common areas of the Development Project. If Landlord pursues this concept, it shall prepare sufficient plans and specifications for such connection(s). Tenant shall have the right to approve or disapprove the making of such connection(s) and entrance(s) in its sole and absolute discretion. If Tenant agrees to such connection(s) and entrance(s), Tenant shall have sole control and discretion regarding the design and construction of the entrance(s) to the Building, and Landlord shall be responsible for constructing the other elements of the connection(s) within the Development Project. Tenant shall have the right to approve Landlord’s plans and specifications for the connections, which approval may be withheld by Tenant in its sole and absolute discretion; provided, however, that the granting or withholding of such approval shall not be unreasonably delayed. If the parties agree to make such connection(s), Landlord shall pay all costs of design and construction of the connections and entrances, and shall reimburse Tenant all such reasonable out-of-pocket costs so incurred by Tenant, such payment to be made within 30 days after the Building opens for business with the public. If such connection(s) and entrance(s) are built, Tenant shall have the following additional rights, privileges, benefits, rights of way and easements through, over, on and across the Development Project:

Medinah Temple Lease	2

(i)             to install, maintain, repair, replace, use and operate, subject to Landlord’s approval as to the size and number thereof, electric lights and signs (which may be illuminated) within the Development Project proximate to the entrance(s) to the Building; such installations as are necessary to permit the lights and signs to be erected; and such electrical conduits, wiring and connections as are necessary to permit such lights to be operated for the purpose of illuminating the adjacent facade and entrance(s), together with the right of access to such lights by employees, agents and contractors of Tenant for such purposes. The design, time of installation and location of such lights and signs shall be subject to the reasonable approval of Landlord prior to the installation thereof. All expenses incidental to the exercise of these easements in respect of said lights and signs, including the cost of electric current for the operation thereof, shall be borne by Tenant. Any work done in the area of such easements shall be such as to minimize interference with normal use of the Development Project to the extent possible in accordance with good construction practices; and Tenant, at its sole cost and expense, shall restore the affected improvements to the condition which existed prior to the performance of such work;

(ii)            to install, maintain, repair, replace, use and operate in the Development Project proximate to the entrance(s) of the Building such detecting devices and installations (including smoke detectors and deluge curtains) (all of the foregoing are hereinafter called the “Devices”) which shall be necessary in order that Tenant may obtain a separate minimum rate for fire insurance for the Building. Prior to the installation thereof, the design, time of installation and location of the Devices shall be subject to the approval of Landlord. All expenses incidental to the exercise of these easements in respect of the Devices shall be borne by Tenant. Any installation of Devices or other work done by Tenant shall be such as to minimize interference with normal use of the Development Project to the extent possible in accordance with good construction practices; and Tenant, as its sole cost and expense, shall restore the affected improvements to the condition which existed prior to the performance of such work; and

(iii)           for pedestrian traffic by Tenant and its business invitees (A) between business establishments in the Development Project and the Building, and (B) between the Building and the public streets adjacent to the Development Project.

The easements granted in this Subsection 1.2D shall terminate on the earlier of (i) the termination of this Lease and (ii) the date Tenant no longer uses the easements for access to and from the Development Project, unless, notwithstanding termination of any such access, the easements herein granted shall continue to be required in connection with devices needed for Tenant to obtain, continue to obtain or qualify for a separate minimum rate for fire insurance for the Building.

E.             Removal of Personal Property. Within thirty (30) days after the Delivery Date, Landlord shall remove from the Premises all auditorium seating and all containers of paint, cleaning fluids and other hazardous liquids or chemicals. Within seven days after the Delivery Date, Landlord shall identify to Tenant, in a joint walk through inspection, any items which Landlord desires and Tenant shall identify from among such items those which will not be re-used in the Building and may be removed by Landlord during the subject 30-day period. Tenant shall use reasonable efforts to make available to Landlord (for no additional consideration) the remaining items requested by Landlord which are not re-used in the Building by Tenant on the Scheduled Opening Date described in Section 5.3. Landlord shall pay the electric service charges for the Building for the period of time during the subject 30-day license period that its agents, contractors or employees occupy the Premises for the removal of personal property.

Landlord hereby acknowledges that Tenant intends to conduct environmental remediation and other work in the Premises preparatory to construction, and Landlord shall cause its removal of personal property to be accomplished in a manner that causes no interference with Tenant’s activities in the Premises. Tenant hereby acknowledges, however, that Tenant does not intend to commence demolition within the Premises prior to the expiration of such 30-day period. In connection with Landlord’s removal of personal property, Landlord shall, at its own cost and expense, maintain policies of property and liability insurance in amounts and issued by insurers reasonably acceptable to Tenant, and such policies shall name Tenant, its agents, employees, contractors and subcontractors, as additional insured parties. Prior to commencing activities under this subparagraph F, Landlord shall provide Tenant with certificates evidencing such insurance.

Medinah Temple Lease	3

Landlord shall Indemnify Tenant against all Claims for loss or damage resulting from bodily or personal injury or death or property damage arising out of the presence of Landlord, its agents, employees, contractors and subcontractors in the Building pursuant to the foregoing license, including any Claims attributable to (a) the removal of Landlord’s personal property or (b) the willful act or negligent act or omission of Landlord, its partners, officers, directors, agents, servants, employees, contractors and subcontractors.

Section 1.3            Term and Renewal Options

A.            Tenant shall have and hold the Land with the rights, privileges and appurtenances thereto belonging, or in anyway appertaining thereto, for and during a term commencing on the date Tenant acquires a fee simple determinable interest in the Building and this Lease is released from the escrow referred to in Recital A hereto (the “Delivery Date”) (estimated to be on or about April 2, 2001) and continuing thereafter for an interim period of constructing, finishing and stocking the Building and an approximately twenty-five (25) year period after the date Tenant opens any portion of the Building for business with the public (the “Rent Commencement Date”) until and ending on the Saturday nearest the January 31st first occurring after the twenty-fifth (25th) anniversary of the Rent Commencement Date, unless sooner terminated (the “Initial Term”). Notwithstanding the foregoing, if Tenant does not open the Premises for business with the public within 22 months after the Delivery Date (or, if the end of such 22nd month falls within a “black out” period specified in Section 5.3, within ten business days after the end of such “black out” period) (the “Outside Rent Commencement Date”) and if such failure is principally due to Tenant’s Delay (defined below), then such 25-year period shall begin, and Tenant shall begin paying Base Rent, on the Outside Rent Commencement Date. The term “Tenant’s Delay” means a delay due to circumstances reasonably within the control of Tenant, its agents, employees or contractors, and expressly excludes any delay caused by (i) events of Force Majeure (as defined in Section 18.2), (ii) a breach by Landlord of this Lease, or (iii) negligent or wrongful acts of third parties other than Tenant’s agents, employees or contractors. The term “Lease Year” as used in this Lease refers to the period from the Rent Commencement Date to the Saturday nearest the second succeeding January 31st; to each successive twelve (12) month period thereafter ending on the Saturday nearest January 31st; and if this Lease expires or terminates on a date other than the Saturday nearest a January 31st then to the period beginning at the end of the last preceding Lease Year and ending on the date of expiration or termination. Each party, upon demand of the other, shall execute a supplemental instrument confirming the Rent Commencement Date once it has been determined.

B.            Tenant shall have six (6) separate options to renew and extend this Lease (each such option being referred to herein as an “Option to Renew”) for successive renewal periods of ten (10) Lease Years each (each such period being referred to herein as a “Renewal Term”) to follow consecutively after the Initial Term, on the terms set forth in this Subsection 1.3B. To exercise an Option to Renew, Tenant shall give written notice thereof to Landlord (i) at least twelve (12) months before the expiration of the Initial Term or the end of the preceding Renewal Term, as the case may be, or (ii) at any time thereafter, but not later than 30 days after Tenant’s receipt of an Expiration Notice. An “Expiration Notice” is a written notice from Landlord informing Tenant that the Term has not yet been extended pursuant to clause (i) above and that Tenant’s Option to Renew shall expire if it is not exercised within 30 days after Tenant’s receipt of such Expiration Notice. Landlord shall not give an Expiration Notice more than thirteen (13) months before the end of the Term. Tenant shall lose its renewal right by virtue of failing to exercise an Option to Renew only if Tenant fails to exercise such Option to Renew within 30 days after receipt of an Expiration Notice, time being of the essence. If the Term would otherwise expire but for Landlord’s failure to give an Expiration Notice, this Lease shall be extended from month to month while Tenant occupies the Premises until the end of the month following the month in which Landlord delivers an Expiration Notice; provided that, if Tenant timely exercises an Option to Renew following receipt of an Expiration Notice, the Renewal Term shall be deemed to have commenced on the date it was originally scheduled to commence. Tenant’s exercise of an Option to Renew shall not waive any defaults of either party which may then exist or waive or release any rights or remedies of either party.

Medinah Temple Lease	4

Notwithstanding anything in this Subsection 1.3 B, Tenant shall have no right hereunder to extend the Term beyond the end of the 85th Lease Year (measured from the Rent Commencement Date), nor shall Landlord have any obligation hereunder to make improvements, decorations, repairs, alterations or additions to the Premises in connection with any renewal or extension of the Term, except maintenance or repairs which are expressly Landlord’s responsibility under this Lease. The words “renew” or “renewal”, as used in this Lease shall also mean “extend” or “extension”. Execution of a new lease or other agreement shall not be required to effect any of the above renewal periods. The word “Term” as used in this Lease shall mean the Initial Term and shall also include any and all renewals and extensions of the Term.

Section 1.4            Certain Representations, Warranties and Covenants of Landlord

Landlord hereby covenants, warrants and represents to and for the benefit of Tenant that:

A.            Landlord has full right and lawful authority to enter into and perform the Landlord’s obligations under this Lease for the full Term (including renewals) and, effective as of the date this Lease is released from the escrow described in Recital A above, shall have good and marketable title to the Land in fee simple, free and clear of all liens, encumbrances or exceptions to title, except for the matters specifically set forth on Exhibit C.

B.            As of the date hereof, the Development Project and Premises are properly zoned for the uses contemplated by this Lease; and upon Landlord and the City of Chicago entering into the Redevelopment Agreement described in Section 1.5, Landlord will have obtained all private and governmental approvals necessary for the renovation and remodeling of the Building for its use by Tenant as a retail store of the size contemplated by this Lease, except for the acquisition of necessary building permits, inspections, certificates of occupancy and other administrative governmental requirements applicable to construction and occupancy of the Building (collectively, “Tenant’s Permits”). Landlord shall cooperate with Tenant’s efforts to obtain Tenant’s Permits.

C.            Landlord shall Indemnify Tenant against any and all Claims attributable to any breach of the Redevelopment Agreement by Landlord, its agents, employees, and contractors, including particularly (but without limitation) the cost of making any alterations to the Building which may be required at any time during the Term.

Section 1.5            TIF Assistance

A.            Landlord hereby represents to Tenant that the Land and Building lie within that certain City of Chicago tax increment financing district known as The Ohio/Wabash Tax Increment Financing District (the “TIF District”), approved by the City Council of the City of Chicago (the “City”) by ordinance dated June 7, 2000 (the “Ordinance”). Under the Ordinance, the City is authorized to reimburse to property owners within the TIF District revenues attributable to increased property taxes generated from the TIF District as the result of the development of the property within the TIF District (such reimbursement being referred to herein as “TIF Assistance”). Tenant hereby acknowledges that Landlord’s obtaining TIF Assistance is vital to making the redevelopment of the Building and the Development Project economically viable.

B.            Landlord has informed Tenant that in order for Landlord to obtain TIF Assistance, Landlord intends to enter into a Redevelopment Agreement (the “Redevelopment Agreement”) with the City. Tenant hereby acknowledges that the Redevelopment Agreement will address such matters as the historic preservation of certain aspects of the Building, the creation of jobs and the employment of women-owned and minority-owned businesses in Tenant’s Work.

Medinah Temple Lease	5

C.            Landlord shall keep Tenant continually and fully informed of the status of the negotiations of the Redevelopment Agreement, and Tenant shall have the opportunity to review drafts of the Redevelopment Agreement (including all exhibits) and timely comment on same to Landlord and the City. Tenant shall cooperate with Landlord’s efforts to obtain TIF Assistance by providing reasonable information to the City from time to time about the status of this Lease, Tenant’s plans for the renovation and remodeling of the Building and its initial proposed use thereof. Landlord shall ensure that Tenant is allowed to participate in the planning and discussions with the City concerning proposed historical and architectural preservation requirements and other work or improvements concerning the Building. Landlord warrants that the Redevelopment Agreement and creation of the TIF District will not (i) cause any lien or other encumbrance to be placed on the Premises or Tenant’s interest in this Lease except to the extent expressly set forth in the Redevelopment Agreement, or (ii) require Tenant to enter into any agreement with any governmental or quasi-governmental authority in connection with the TIF Assistance, TIF District or Redevelopment Agreement, except for the Limited Joinder mentioned in Subsection 1.5D below.

D.            Provided Tenant is satisfied, in its sole, good faith discretion, with the terms of the Redevelopment Agreement, Tenant shall execute a Limited Joinder (the “Limited Joinder”) with the City for the purpose of obligating Tenant to the City with respect to certain requirements of the Redevelopment Agreement concerning the Building and Tenant’s Work, including requirements regarding the hiring of minority-owned business enterprises (“MBE”) and women-owned business enterprises (“WBE”) in connection with Tenant’s Work, which requirements shall include the periodic submission of reports to the City regarding Tenant’s compliance therewith, all as shall be negotiated between the City and Tenant and expressly set forth and referenced in such Limited Joinder. Landlord shall not be a party to, or third party beneficiary of, the Limited Joinder. Tenant hereby confirms that it has approved the form of the Redevelopment Agreement and Limited Joinder submitted to the City Council of Chicago on January 10, 2001 (subject to certain changes agreed to by attorneys for the City and attorneys for the Landlord), and agrees to execute such Limited Joinder (or a Limited Joinder and Redevelopment Agreement substantially in such form with only minor modifications thereto that shall be acceptable to Tenant in its reasonable discretion); provided, however, that the foregoing approval is subject to Tenant’s final agreement as to the terms of Exhibit D thereto (pertaining to historic preservation work), in its sole discretion.

With respect to the Redevelopment Agreement and Tenant’s Limited Joinder, Tenant hereby covenants and agrees with Landlord as follows:

(i)            Tenant shall endeavor to satisfy the requirements and conditions in the Redevelopment Agreement pertaining to the Building and Tenant’s Work upon which Landlord’s TIF Assistance depends (except such requirements or conditions which are Landlord’s obligations under this Lease).

(ii)           Tenant shall expend at least $21,118,000 (“Tenant’s Commitment”) in accomplishing the Tenant’s Work (as contemplated in Section 5.2) performed prior to the Scheduled Opening Date. Tenant acknowledges that in reliance on this representation, Landlord intends to include Tenant’s preliminary budget for Tenant’s Work as project costs in the proposed Redevelopment Agreement, and the City will expressly rely on Tenant’s Commitment in committing to provide to Landlord a specified level of TIF Assistance. If Tenant fails to expend the full amount of Tenant’s Commitment for Tenant’s Work and such failure causes the City to reduce the amount of TIF Assistance or other funds payable to Landlord under the Redevelopment Agreement, Tenant shall either (a) reimburse Landlord the lesser of the resulting reduction in TIF Assistance payable to Landlord or the amount of Tenant’s shortfall in expending the full amount of Tenant’s Commitment, such payment to be made within 30 days after Landlord provides Tenant with a written request for such reimbursement together with reasonable supporting documentation therefor, or (b) setoff the amount reimbursable to Landlord under (a) above dollar for dollar against the amount of Landlord’s Contribution payable to Tenant under Section 5.2D.

Medinah Temple Lease	6

(iii)          Tenant shall deliver to Landlord complete copies of Tenant’s MBE and WBE reports at the same time that Tenant is required to deliver them to the City pursuant to the Redevelopment Agreement. Tenant’s failure to submit any required MBE or WBE report to the City shall not relieve Tenant of its obligation under this Lease to provide such report to Landlord. While Tenant may be obligated to the City under the Limited Joinder with respect to MBE, WBE and other contracting and employment matters, Tenant shall have no liability or obligation to Landlord with respect thereto, except for, and only to the extent of, a breach by Tenant of subparagraph (i) of this Section 1.5.D. Nonetheless, Tenant agrees to timely notify Landlord if and whenever it becomes apparent Tenant will be unable to achieve any MBE, WBE or other employment requirements of Tenant’s Limited Joinder to the Redevelopment Agreement. If any such MBE, WBE or employment requirements are in danger of not being met, Tenant will allow Landlord to review its records regarding same and participate in discussions with the City regarding the consequences thereof and any corrective actions to be taken.

Except for Tenant’s potential liability to Landlord for a breach of an express provision of this Lease (e.g., covenants (i), (ii) and (iii) immediately above and Section 5.3 of this Lease), Tenant shall have no liability to Landlord for Tenant’s failure to satisfy any requirement or condition of the Redevelopment Agreement.

Section 1.6            Tenant’s Lease Conditions

This Lease is subject to the following conditions being satisfied by the party(ies) indicated below by the date specified below for each such condition (collectively, the “Tenant’s Conditions”):

(i)            On or before the Delivery Date, the Commissioner of the Department of Planning & Development of the City of Chicago shall waive and terminate the covenants in Section 8.19(c) of the Redevelopment Agreement and the last five paragraphs of Section 3(t) of the Limited Joinder, and the instrument effecting such waiver and termination shall be recorded in the real estate records where the Redevelopment Agreement is recorded.

(ii)           Within 30 days after the Delivery Date, 2001, the Illinois Historic Preservation Agency shall approve the plans for Tenant’s Work and Landlord’s Work as satisfying its requirements and the requirements of the Illinois Historic Preservation Act and the Secretary of Interior’s Standards for Rehabilitation (36 CFR Part 67), without requiring any additional work or mitigation on the part of Tenant not reflected in Tenant’s plans and specifications as submitted.

(iii)          On or before June 10, 2001, Tenant’s concept plans (including plans for first floor windows and awnings) for Tenant’s Work are approved by the Commission on Chicago Landmarks.

(iv)          On or before November 1, 2001, the sidewalks adjacent to the Building and Ohio and Ontario Streets shall be replaced so as to satisfy the requirements therefor in Subsection 5.1A(vi) hereof.

(v)           On or before June 1, 2002, the sidewalks adjacent to the Building and Wabash Street shall be replaced so as to satisfy the requirements therefor in Subsection 5.1A(vi) hereof.

If any Lease Condition is not satisfied within the corresponding time period stated above, Tenant may subsequently terminate this Lease by giving 30 days’ prior written notice of termination to Landlord at any time prior to the Lease Condition(s) being fully satisfied; provided, however, that an election by Tenant to terminate under this Section 1.6 shall be void if the unsatisfied Lease Condition(s) specified in such notice is/are satisfied during such 30-day cure period. Upon such termination, Tenant shall have no further rights or interest in the Premises or any part thereof, and neither Landlord nor Tenant shall have any other rights against or liabilities to the other hereunder except for the parties’ indemnification obligations with respect to events occurring prior to termination, which shall survive.

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Section 1.7            Permit Period.

Tenant’s obligations hereunder and the effectiveness of this Lease shall be expressly conditioned upon the ability of Tenant, using reasonable good faith efforts, to obtain the following permits for Tenant’s Work within the following specified time periods after Tenant submits all plans and other documentation required by the City and all other governmental authorities (the “Permit Period”):

Permit	Time Period
structural demolition	8 weeks
foundation	4 weeks
core and shell (including structural)	8 weeks
interior build-out (Harb’s work)	8 weeks
board of underground	12 weeks

If, despite Tenant’s efforts, Tenant is unable to obtain, or reasonably anticipates being unable to obtain, any of the foregoing required permits (employing plans and specifications reasonably prepared by Tenant to satisfy existing applicable codes and requirements) during the corresponding Permit Period, Tenant shall have the right to terminate this Lease by giving Landlord notice of such inability to timely obtain any required permit(s) and of Tenant’s election to terminate this Lease on account thereof. Such notice of termination shall state a date for termination of this Lease which is at least 90 days after the date of such notice, Landlord shall have a period of 90 days following the date of Tenant’s termination notice during which Landlord may attempt to facilitate the issuance of Tenant’s required permits; if the necessary permits are obtained within such 90-day period, Tenant’s termination notice shall be void and this Lease shall continue in force in accordance with all the other terms hereof (including the foregoing right to terminate this Lease for the failure to obtain any subsequent required permit identified above). If the subject permits for Tenant’s Work is/are not issued within the 90-day cure period pertaining thereto, this Lease shall terminate on the date specified in Tenant’s notice.

On the termination date of this Lease pursuant to this Section 1.7, Landlord shall purchase the Building from Tenant, and Tenant shall sell the Building to Landlord, free and clear of all title encumbrances other than those that existed on the date of Tenant’s purchase of the Building, for a purchase price equal to the amount paid by Tenant to purchase the Building (which the parties anticipate will be $10,500,000.00), with appropriate prorations, and Landlord shall refund to Tenant any rent theretofore paid (whether or not the same has accrued), plus interest as provided in Section 2.1. Upon such termination, Tenant shall have no further rights or interest in the Premises or any part thereof, and neither Landlord nor Tenant shall have any other rights against or liabilities to the other hereunder except for the parties’ indemnification obligations with respect to events occurring prior to termination, which shall survive.

Article 2. RENT

Section 2.1            Annual Base Rent

Tenant shall pay to Landlord as base rent (“Base Rent”) for the Premises, the following sums in advance on the first day of each and every month during the Initial Term, commencing on the Rent Commencement Date. If the Term commences or ends other than on the first or last day of a month, respectively, the rent installment for any such portion of a month for which this Lease is in effect shall be prorated on a daily basis. If the first Lease Year is more than 12 calendar months under Section 1.3 (a) above, annual Base Rent for such first Lease Year shall be increased to reflect the fact that the [*****] monthly payments shall be made each month during the first Lease year.

[*****]

Annual Base Rent for the first five Lease Years of the first Renewal Term, if Tenant exercises its Option to Renew, shall be [*****] and Annual Base Rent shall be adjusted on the first day of the sixth such Lease Year and every fifth Lease Year thereafter by increasing the Annual Base Rent then in effect by ten percent (10%). Base Rent during each Renewal Term shall also be paid in equal monthly installments in advance as provided above.

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Section 2.2            Place of Payment

All checks for rent and other amounts payable to Landlord under this Lease shall be made payable to Landlord and sent to Landlord’s lock box at c/o Friedman Properties, Ltd.; P.O. Box 95474; Chicago, Illinois 60694-5474, or to such other address as Landlord may designate to Tenant in writing.

Section 2.3            Net Lease

The parties intend that the Base Rent payable hereunder shall be absolutely net to Landlord and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises or this Lease shall be paid by Tenant, except as otherwise expressly provided in this Lease.

Article 3. REAL ESTATE TAXES

Section 3.1            Tenant’s Tax Obligation

A.            From and after the Rent Commencement Date, as additional rent (“Additional Rent”), Tenant agrees to pay, as and when they become due and payable, all real estate taxes, assessments and other governmental levies and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature whatsoever (all of which taxes, assessments and other governmental levies and charges are, in this Lease, sometimes referred to as “Taxes”) which are assessed, levied, confirmed, imposed or become due and payable out of or from the Premises, or any part thereof; provided, however, that if, by law, any such Tax is payable or may, at the option of the taxpayer, be paid in installments (whether or not interest shall accrue on the unpaid balance), Tenant may pay the same (and any accrued interest on the unpaid balance) in installments as the same respectively become due and before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment; and provided, further, that Tenant shall be obligated to pay only Taxes which are billed and payable during the Term plus, if Taxes are billed in arrears, a pro-rated share of the Tax bill first payable after the end of the Term. Landlord shall be solely responsible for payment of the portions of the Taxes which accrue prior to the Rent Commencement Date (as to the Land only) or after the end of the Term (as to all of the Premises).

B.            Since the Premises were previously exempt from Taxes, Tenant shall pay the entire Tax bill for the Premises first issued during the Term. Since Taxes in Cook County, Illinois are billed and payable a year or more in arrears, Tenant shall pay its prorated share of Taxes shown on the Tax bill first due after the Term ends (based on the ratio of the number of days of the tax fiscal period included in the Term divided by the total number of days in such tax fiscal period). This obligation shall survive the termination or expiration of this Lease, but Tenant shall not be responsible for payment of Taxes on any subsequent tax bill, although such Taxes are based on a period of time including part of the Term.

Section 3.2            Payment

A.            Tenant shall pay Taxes separately assessed in its name prior to delinquency directly to the taxing authority, and shall furnish copies of the paid receipts to Landlord upon request. If there is a contest under Subsection 3.2D below and payment is deferred as permitted by this Lease, then such contested Taxes shall be paid by Tenant when ultimately determined and due. If all or any part of the Premises are not separately assessed from the Development Project (e.g., the Land portion of Taxes) or the tax bill for same is mailed by the taxing authority to Landlord rather than Tenant, Tenant shall pay its share to Landlord within 30 days after request by Landlord, provided Tenant shall not be obligated to make such payment to Landlord more than ten days before the date such Taxes are due to the taxing authority. Landlord’s request for payment of Taxes shall be accompanied by a copy of the tax bill and an explanation, including detail, of Landlord’s calculations. If Tenant disputes Landlord’s calculations, Tenant shall pay the undisputed amount and the parties shall endeavor to resolve the dispute within 30 days thereafter.

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B.             If not presently separately assessed, Landlord shall use its best efforts and cooperate with Tenant to cause the Land and Building to be promptly listed and entered on the proper tax rolls as a separate parcel of real estate from the Development Project for the purpose of Taxes levied thereon during the Term and to cause separate assessments of any Tax on the Premises. So long as the Land is not separately listed and entered on the tax rolls, Tenant shall pay a portion of the identified Taxes on the land (such portion being a fraction, the numerator of which is the square footage of the Land and the denominator of which is the total square footage of land to which the Taxes relate) plus such portion of the Taxes as relates to the Building, and shall not be obligated to pay any portion of the Taxes relating to any portion of the Development Project. The determination of the portions. of such Taxes which relate to the Building shall, to the extent possible, be determined from the available records and work sheets of the assessor, or, if same are inadequate, by agreement of the parties. Upon the Premises becoming a separately assessed parcel, Landlord shall request the taxing authority to mail Tax bills for same directly to Tenant.

C.             Tenant may (and, if so requested by Landlord, shall) defer the payment of any Tax which Tenant is obligated to pay under this Lease so long as the validity or amount thereof shall be contested by Landlord or Tenant in good faith and by appropriate proceedings until payment thereof shall be necessary to prevent forfeiture, loss or irreparable injury to Landlord or shall be reasonably required by any mortgagee of Landlord or Tenant to protect the lien priority of its mortgage. If Tenant, in violation of this Lease, fails to pay any Tax, Landlord may (but shall not be obligated to) pay the same, and the amount paid by Landlord and the amount of all reasonable costs, expenses, interest and penalties connected therewith, including counsel fees, together with Interest, shall be reimbursed to Landlord by Tenant on demand, provided that Landlord shall have given Tenant 30 days’ notice of Landlord’s intention to pay the same.

D.             Subject to Section 3.4C, Tenant may contest the validity or amount of any Taxes it is obligated to pay, in whole or in part, under this Lease and Landlord shall cooperate reasonably in any such contest by Tenant and shall execute any documents or pleadings reasonably required for the purpose. If the Land is not separately assessed, then either party may contest the validity or amount of any Tax on the Land, but again, Tenant’s contest rights are limited by Section 3.4C.

E.             Any contest of Taxes under this Article 3 shall be at the cost and expense of the contestant, including any costs or expenses therein reasonably incurred by the other party (except for fees and expenses of separate counsel, unless requested by the contestant), such costs and expenses to be recovered out of any refund, rebate or credit obtained from such contest. Each refund, rebate or credit, as to any Tax, shall be equitably apportioned between the parties after first reimbursing them for their respective costs and expenses in the contest or other proceeding. If a refund, rebate or credit relates to a Tax covering both land and improvements but the refund, rebate or credit is not apportioned as between land and improvements, the parties agree that such refund, rebate or credit shall be apportioned as between land and improvements as follows: such refund, rebate or credit shall be apportioned to the Tax covering land only in the ratio that the portion of the contested Tax prior to the contest applicable only to land bore to the entire contested Tax prior to the contest applicable both to land and improvements, and the remainder of such refund, rebate or credit shall be apportioned to the Tax covering improvements only. Neither party shall settle or otherwise finally dispose of any such contest or proceeding without the approval of the other party if the latter is obligated to pay any part of the Tax subject to such contest or proceeding, which approval shall not be unreasonably withheld or unduly delayed.

F.             Any contest under this Article 3 may be in the name of the contesting party or both parties, as the contestant shall determine or as may be appropriate or required. If such contest is made by either party in the name of the other or otherwise, then the other shall be notified thereof at least 15 days prior to commencement of the contest, who, upon receiving such notice, shall cooperate reasonably with the contest as herein provided.

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Section 3.3            Substitute Taxes

The provisions of this Article 3 are predicated upon the present systems of taxation in Cook County and the State of Illinois. If any governmental authority having jurisdiction over the Premises imposes any tax or assessment upon, against, or measured by rentals payable by tenants or with respect to the ownership of the Land and Building, by way of substitution for all or any part of the present ad valorem real estate taxes or additions thereto, then such tax or assessment shall be a “Tax” and Tenant shall pay its share thereof pursuant to the preceding Section. Further, if there is any other change in the system(s) of taxation which is in substitution (in whole or in part) of the present system(s), Tenant shall pay its fair and equitable share thereof, taking into account the provisions of this Article. Nothing in this Lease requires Tenant to pay any income, gross receipts, franchise, corporate, estate, inheritance, gift, succession, capital levy or transfer tax of Landlord charged against Landlord or the Premises by reason of its ownership of the Premises, or any income, gross receipts, profits, excess profits or revenue tax or any other tax, assessment, rate, charge or levy upon the rent, nor shall any tax, assessment, rate, charge or levy of the character described in this Section 3.3 be deemed included within the term “Taxes”.

Section 3.4            Development and other Impositions

A.            Notwithstanding Section 3.1, Landlord (and not Tenant) shall be responsible for payment of (i) all special assessments and other extraordinary governmental or quasi-governmental charges levied or imposed in connection with the Redevelopment Work or the Development Project, including all on-site or off-site improvements required by the Redevelopment Agreement or as a condition to obtaining any governmental or quasi-governmental approval for the redevelopment of the Development Project, (ii) all special assessments payable prior to the fourth anniversary of the Rent Commencement Date which are levied specifically against the TIF District (as opposed to special assessments for public improvements levied against an area greater than the TIF District), including special improvement district charges, development or excise taxes, and impact, mitigation, parking or in-lieu charges, and (iii) the cost of on-site or off-site improvements required by the Redevelopment Agreement or as a condition to obtaining any governmental or quasi-governmental approval for the redevelopment of the Building or the Development Project (other than improvements to the interior of the Building to be made by Tenant).

B.             Notwithstanding any other provision hereof but subject to subparagraph C below, if the Redevelopment Agreement or existence of the TIF District causes an increase in Taxes imposed against the Land or Building (i.e., a greater tax burden than would exist if the Land and Building were redeveloped in the same manner as required by the Redevelopment Agreement, but in the absence of TIF Assistance, the TIF District or Redevelopment Agreement), Tenant shall so notify Landlord in good faith and Landlord shall reimburse Tenant within ten days after Landlord’s receipt of Tenant’s demand for that portion of each Tax accruing during the Term which represents the increase attributable to the TIF Assistance, TIF District or Redevelopment Agreement. Tenant shall pay any such Tax as required by Section 3.2 and Landlord shall reimburse Tenant the amount so paid plus interest thereon at the Default Rate from the date which is ten days after Landlord’s receipt of Tenant’s demand for reimbursement. The mere occurrence of a Tax liability in excess of the threshold described in paragraph C below shall not give rise to a presumption that it is attributable to the TIF Assistance, TIF District or Redevelopment Agreement.

C.             Tenant shall in no event contest Taxes or demand reimbursement pursuant to subparagraph B above for tax years after 2000, unless such Taxes exceed, in the aggregate the following amounts:

(i)            $150,000 for tax year 2001 (paid in 2002); if there is no tax bill for 2001, neither Landlord nor any of its affiliates will protest Taxes;

(ii)           $290,000 for tax year 2002 (paid in 2003);

(iii)          $706,000 for tax year 2003 (paid in 2004); and

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(iv)          for each succeeding year until the TIF Note (or taxable TIF Bonds, if applicable) is paid, 2.5% more than the threshold amount for the preceding year.

After the TIF Note (or taxable TIF Bonds, if applicable) is paid, Tenant may contest Taxes irrespective of the amount thereof or the assessed valuation of the Premises. This paragraph C shall be null and void upon the issuance of tax-exempt TIF Bonds in replacement of the TIF Note contemplated in Section 5.2D.

Article 4. USE

Section 4.1            Tenant’s Use

Tenant may use the Building as a retail store (e.g., furniture store, home store, department store) or for any other use (i) permitted by any law or local zoning and land use ordinance in effect at the time in question, and (ii) which is not then prohibited by the Redevelopment Agreement.

Section 4.2            Rooftop Antennas

Tenant may install on the rooftop of the Building only such equipment (including antennas) as are useful and incidental to Tenant’s use and operation of the Building. Tenant shall not sublease any part of the rooftop of the Building for the placement and operation of communications equipment not incidental to the occupancy of the Building. Landlord reserves the right to lease the rooftop of the building(s) which are part of the Development Project for the placement of such antennas, wires, cables and other communications equipment as it desires, so long as the use of such equipment does not require the use of any part of the Building, is appropriately screened from view, and does not disrupt, disturb or interfere with the electronic equipment and communications utilized by Tenant in the operation of its business at the Premises. Upon being advised of any such disruption, disturbance or interference, Landlord shall take such action as is necessary to immediately correct the situation and allow Tenant’s business communications to proceed unimpaired.

Section 4.3            No Regulation of Manner of Operation

Nothing in this Article 4 shall be deemed in any way to regulate the manner of operation or merchandise offered or types and numbers or departments of the business being conducted in the Building or the hours or days of such operation.

Section 4.4            Assignment & Subletting

A.            Notwithstanding anything to the contrary in this Lease, but subject to Subsections 4.4B and 4.4D below, Tenant may:

(i)            Sublease all or portions of the Building, subject to the Planned Development and other zoning and land use laws applicable to the Premises.

(ii)           License departments in the Building or grant concessions to other parties provided such licensing or grant is in the normal course of business.

(iii)          Assign or otherwise transfer all or any part of the Premises or this Lease.

B.            In order to transfer its ownership interest in the Building or assign this Lease or sublease the Land to anyone other than an affiliate (an affiliate being an entity which directly or indirectly owns Tenant in whole or in majority part or which is owned directly or indirectly in whole or in majority part by Tenant or by an owner of Tenant),

(i)            Tenant shall first give Landlord at least 30 days’ prior written notice thereof;

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(ii)            prior to the effective date (the “Effective Date”) of any such transfer, assignment or sublease, (a) Tenant shall provide Landlord, or shall cause the proposed transferee, assignee or sublessee (each referred to herein as a “Transferee”) to provide Landlord with an audited financial statement dated within one year prior to the Effective Date, certified by the chief financial officer of the Transferee, demonstrating that the Transferee has a net worth in excess of $50,000,000, together with a certification that since the date of such financial statement there has been no material adverse change in the Transferee’s financial condition; and (b) the Transferee shall agree in writing to be bound by all of the terms and conditions of this Lease; and

(iii)           if the Redevelopment Agreement is then still in effect, on or prior to the Effective Date, the Transferee shall agree in writing to comply with all provisions relating to Tenant under the Limited Joinder to the Redevelopment Agreement, and shall execute such additional written instrument as the City may require in this regard.

If Tenant complies with all of the provisions of this Subsection 4.4B, then as of the Effective Date, Tenant shall be released of all liability hereunder accruing from and after the Effective Date, but shall remain liable for any liability Tenant had incurred prior to the Effective Date.

C.            Within 30 days after the assignment of this Lease by Tenant to one of its affiliates, Tenant shall deliver a copy of such instrument of assignment or transfer to Landlord. Upon the assignee assuming this Lease in writing and furnishing to Landlord either such assignee’s most recent audited financial statement or a letter signed by the controller, treasurer, assistant controller or assistant treasurer of Federated Department Stores, Inc. stating that such assignee has a net worth in excess of $50,000,000, Tenant shall be released of all liability hereunder accruing from and after the Effective Date, but shall remain liable for any liability Tenant had incurred prior to the Effective Date. Absent delivery to Lender of such evidence of the assignee’s net worth, Tenant shall remain fully liable under this Lease, notwithstanding such assignment.

D.            Notwithstanding the foregoing, the tenant’s interest in this Lease shall not be assigned to anyone other than a direct or indirect subsidiary of Federated Department Stores, Inc. or Bloomingdale’s, Inc. prior to substantial completion of Tenant’s Work and the full expenditure of Tenant’s Commitment.

Section 4.5            Compliance with Law

A.            Tenant shall promptly comply with, and cause the Premises to comply with, all laws, orders, regulations or ordinances of all governmental authorities having jurisdiction, including those relating to the cleanliness, safety, occupancy and use of the Premises, and, to the extent applicable, the Americans With Disabilities Act.

B.            Except for the permits and authorizations Landlord has represented have been obtained in Section 1.4, Tenant shall procure all governmental licenses, certificates, permits or other authorizations which may be necessary for the conduct of Tenant’s business from the Premises.

Section 4.6            Care of Premises

Neither Tenant nor its employees, contractors, licensees, agents and others under Tenant’s control shall perform any act or carry on any practices which are a nuisance or menace to persons or property on or about neighboring properties, including the Development Project. Tenant shall be responsible for keeping all improvements on the Premises in a neat, clean and safe order and condition.

Section 4.7            Excusal

If compliance with any laws, orders, regulations or ordinances of all governmental authorities having jurisdiction may be legally delayed without incurring any lien, charge or liability against the Premises, and without subjecting Landlord or Tenant to any civil or criminal liability for such failure to comply, while any proceeding is pending contesting the validity or applicability of such legal requirement, Tenant may delay compliance therewith until the final disposition of such contest proceeding.

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Section 4.8            Zoning and Land Use Changes

(a)            The parties acknowledge that the zoning regulations governing the Premises and Development Project are currently established by the BPD. The property which is the subject of the BPD constitutes a single Zoning Lot (as defined in Section 3.2 of the Chicago Zoning Ordinance), and Statement No. 5 of the BPD provides for “single ownership or single designated control” under the BPD requiring that any application to the City for any amendment of the BPD or any other modification or change thereto (administrative, legislative or otherwise) shall be authorized by all owners of the property subject to BPD or any ground lessors or lessees. In connection with Tenant’s rights under the BPD (as amended by the minor change required in Section 1.6 of this Lease) and under this Lease, and in recognition of the fact that the Premises is part of a single Zoning Lot along with the Tree Studios Building and the Unit Building, Tenant is authorized, without further consent from Landlord, but on behalf of Landlord, to communicate and take action with the City on any matter regarding the BPD as the authorized “zoning control” party on the following conditions:

(i)            Tenant shall have the right to initiate any such actions solely with respect to the Premises; and

(ii)           Tenant shall have the right to seek changes to the BPD affecting the Premises only, provided such changes are consistent with Tenant’s rights and obligations under this Lease (in such regard, Landlord acknowledges that Tenant shall not be limited to the uses provided in the BPD so long as Tenant obtains any required approvals from the City of Chicago).

(b)            Landlord shall reasonably cooperate with Tenant in connection with the foregoing matters, including the execution of applications, petitions or other reasonably necessary or appropriate instruments. Landlord shall not seek any material change to the BPD without the prior written consent of Tenant. Further, Landlord shall take no action, nor fail to take any action, which would jeopardize any governmental approval benefiting the Premises or would jeopardize the right of Tenant to occupy, utilize or otherwise enjoy all or any portion of the Premises.

Article 5. IMPROVEMENTS AND ALTERATIONS

Section 5.1            Redevelopment Work

A.            Landlord shall diligently seek and obtain all necessary public approvals for the redevelopment of the Building (except Tenant’s Permits), and Landlord shall keep Tenant timely informed of its progress in securing such approvals. Without cost to Tenant, Landlord shall perform, in accordance with the Construction Schedule (defined below) and pursuant to plans to be approved by Tenant, all of the following work to the Building (the “Landlord’s Work”), which work shall be accomplished in compliance with all requirements of the Redevelopment Agreement, the City of Chicago Department of Planning and Development, the Commission on Chicago Landmarks, the Secretary of Interior’s Standards for Rehabilitation of Historic Buildings (if applicable), and the Chicago Landmarks Ordinance:

(i)            reconstruct and install 1954 “onion domes” and reconstruct and install cornice over the central portion of the east facade,

(ii)           restore all existing stained glass (Tenant shall be responsible for any damage caused by Tenant or its contractors during the course of Tenant’s Work);

(iii)         clean all existing windows, replace damaged or missing glass lites with glass of like kind; reglaze all glass that is loose or has cracked or is missing portions of glazing putty; scrape, sand or wire-brush all existing exterior metal window sash and trim to clean off all loose or flaking paint; prime prepared surfaces with one coat of rust inhibiting paint and apply two coats of high quality alkyl enamel paint; remove all existing sealant or caulking between the window and the masonry opening and reseal with compatible sealant (Tenant shall be responsible for lowering the sills of the first floor windows and modifications or replacement of first floor exterior entrance doors);

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(iv)          restore eight balcony railings to the locations detailed on the Elevation Plans attached to this Lease as Exhibit E;

(v)           perform cleaning, tuck pointing and masonry repair of the exterior facade of the Building on all four building elevations (including masonry repairs reasonably necessary to allow attachment of Tenant’s exterior signage to the facade);

(vi)          replace or cause the City to replace the sidewalk (including structural elements, as necessary) adjacent to the Building on Ohio and Ontario Streets no later than November 1, 2001 so as to (x) be new and uniform on all three sides of the Building, (y) render the vaults beneath the sidewalks structurally sound and watertight to the reasonable satisfaction of Tenant’s structural engineer; and (z) cause the sidewalk in front of the new truck dock on Ohio Street to conform to IDOT and CDOT loading standards for commercial vehicular traffic (including new structural slab, waterproofing and finish sidewalk slab); and replace or cause the City to replace the sidewalk adjacent to the Building on Wabash Street no later than June 1, 2002 so as to be new and comparable in composition and appearance to the new sidewalk on the other two sides of the Building (provided that such work shall not commence until Landlord receives written notice from Tenant that such work may commence, such commencement date to allow a minimum period of eight weeks in which such work may be performed; provided such work is done in a good and workmanlike manner in compliance with all applicable codes and governmental specifications, Landlord shall have no responsibility to Tenant for damage to such sidewalks or underground vaults following completion of the work.

(vii)         to the extent necessary to make the Building independent from the Redevelopment Project, remove existing pipes and utility equipment and terminate existing water or other utility services not incorporated into Tenant’s plans for remodeling and renovating the Building;

(viii)        fill in (with block wall or brick and masonry) all penetrations and wall openings between the “Unit Building” and the west wall of the Building so as to completely segregate and seal off the two buildings from each other (including segregation of utilities), in accordance with plans mutually agreed to by Landlord and Tenant;

(ix)           remove all fire escape stairs and related apparatus from the entire Building and seal the fire exit doors in compliance with all applicable codes and as required by the Chicago Landmarks Commission;

(x)            perform all work required of the Developer Parties by the “HCC Scope of Work” exhibit to the Redevelopment Agreement, except those items identified in this Lease or the Limited Joinder as Tenant’s responsibility; and

(xi)           such other work affecting the exterior of the Building required by the Redevelopment Agreement, City of Chicago and other governmental and quasi-governmental authorities having jurisdiction of the Premises as a condition of approval of the Redevelopment Agreement or the renovation and operation of the Building for retail use, except those items identified in this Lease or the Limited Joinder as Tenant’s responsibility.

Landlord shall be responsible for obtaining and paying for all permits for the Landlord’s Work. Landlord shall be solely responsible for carrying (and paying for) all liability, workers’ compensation, and property insurance coverage for the Landlord’s Work during the period from the date of this Lease until exclusive possession of the Building is delivered to Tenant by Landlord and possession thereof is accepted by Tenant with Landlord’s Work completed.

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B.             Landlord shall use reasonable best efforts to cause the Landlord’s Work to be completed in accordance with the Construction Schedule in Exhibit D (the “Construction Schedule”) so as to allow for the completion of Tenant’s Work in accordance with the Construction Schedule.

C.             Landlord shall prosecute the Landlord’s Work diligently to completion in a good and workmanlike manner in compliance with all legal requirements and insurance requirements established by applicable laws and the requirements of Industrial Risk Insurers.

Section 5.2            Tenant’s Work

A.            At Tenant’s sole cost and expense (subject to Landlord’s obligation to pay Landlord’s Contribution, as defined in Subsection 5.2D below), Tenant shall construct additional structural floor levels and retail space within the Building so that the Building will contain four or more floor levels containing an aggregate floor area of approximately 130,000 sq. ft., and remove such floors and other interior improvements, structural and non-structural, as Tenant desires (except historical and decorative features required to be preserved by the Redevelopment Agreement) to accommodate the construction of such additional floor levels, and perform such other work in connection with renovating and remodeling the Building (“Tenant’s Work”) which Tenant may desire and be permitted by the Redevelopment Agreement and approved by the public authorities having jurisdiction, which work shall be accomplished in compliance with all applicable requirements of the Redevelopment Agreement, the Secretary of Interior’s Standards for Rehabilitation of Historic Buildings (if applicable), and the Chicago Landmarks Ordinance, which may, but is not required to, include the following:

(i)            construction of a new foundation, structural columns and such structural floor levels within the Building as Tenant desires;

(ii)            attachment of Tenant’s exterior signage and canopies to the Building’s exterior facade;

(iii)          construction of an enlarged truck dock opening;

(iv)          construction of new access to the trash dumpster for the Building;

(v)           various changes in the number, size, design and location of window openings, public entry doors and emergency exits;

(vi)          construction of such other improvements as are appropriate for Tenant’s intended use of the Building;

(vii)         performing the asbestos abatement work contemplated in ATC Associates’ Asbestos Survey Report dated April 10, 2000; and

(viii)        tenant finish work to make the Building suitable for Tenant’s initial proposed use as a first-class retail building, all in accordance with the plans and specifications prepared by or for Tenant.

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Landlord shall have the right to inspect Tenant’s Work from time to time upon prior notice at Landlord’s discretion so long as such inspections do not interfere with Tenant’s Work. Tenant’s Work shall not include any alterations to the exterior facade of the Building facing a public street which are prohibited by the Redevelopment Agreement. Tenant shall retain, where commercially practicable and economically feasible, the historic design and decorative features of the Building, including the stained glass and dome and ceiling treatments, all to the extent specified in the Redevelopment Agreement. Any interior decorative items which Tenant elects not to include in its interior design shall become Landlord’s property and shall be removed by Landlord at its sole expense at such times as Tenant shall require so as not to interfere with the progress of Tenant’s Work.

To the extent available, as a result of Tenant’s Work in relation to the windows and the truck dock, Tenant shall make any facade bricks removed from the Building available to Landlord for its masonry repairs.

B.             Tenant shall use reasonable and diligent efforts to cause Tenant’s Work to be completed in accordance with the Construction Schedule.

C.             Tenant shall prosecute Tenant’s Work diligently to completion in a good and workmanlike manner in compliance with all legal requirements and insurance requirements established by applicable laws and the requirements of Industrial Risk Insurers. Landlord shall cooperate with Tenant’s Work by, among other things, preventing any unreasonable interference by Landlord’s employees, agents and contractors and by giving such authorizations as may be reasonably required to establish Tenant’s right to commence construction with all applicable public authorities, utilities, persons, or others from whom any permit, license, or approval is required for any aspect of Tenant’s Work. For a period of eight months following the Delivery Date, without rent or other charges, Landlord shall provide Tenant 1,000 square feet of office space in the Tree Studios Building as Landlord shall reasonably determine for use by Tenant and Tenant’s contractors, during the course of construction. During such eight-month period, Landlord may, at its option, require to relocate Tenant to another area of the Tree Studios Building and Tenant shall promptly do so at its own expense. Such relocation by Landlord shall only occur once during the eight-month period. Tenant shall keep its construction equipment and materials within the area of the Building.

D.             If Tenant completes Tenant’s Work and opens Tenant’s store in the Building in conformance with this Lease, then at any time not later than the third anniversary date of the Delivery Date (referred to herein as the “Contribution Due Date”), Landlord shall pay Tenant the sum of $5,175,000, plus interest thereon from the Delivery Date at the annual rate of 7% compounded annually (“Landlord’s Contribution”), as reimbursement to Tenant for a portion of the cost of Tenant’s Work. Landlord may prepay Landlord’s Contribution, in whole or in part, without penalty at any time prior to the Contribution Due Date. If Landlord fails to pay Landlord’s Contribution in full by the Contribution Due Date, then beginning with the day following the Contribution Due Date any amount remaining unpaid shall bear interest at the Default Rate until paid in full. Although it is Landlord’s expectation that the primary source of funds for repayment of Landlord’s Contribution will be proceeds of tax increment financing bonds to be issued by the City of Chicago (the “TIF Bonds”), as shall be more fully described in the Redevelopment Agreement, Landlord acknowledges that except to the limited extent set forth in the final sentence of this Subsection 5.2D (i) Landlord’s obligation to pay Landlord’s Contribution is irrespective of the amount, if any, that Landlord receives in proceeds of TIF Bonds or other TIF Assistance, and (ii) the failure of Landlord to receive TIF Bond proceeds or other TIF Assistance in an amount sufficient to pay Landlord’s Contribution shall be no defense whatsoever to Landlord’s obligation to pay to Tenant Landlord’s Contribution on the Contribution Due Date. Landlord hereby grants Tenant a security interest in such proceeds as Landlord receives from the sale of TIF Bonds (and in the event the TIF Bonds are not issued, a security interest in proceeds of a sale of the TIF Note, as that term shall be defined in the Redevelopment Agreement), subject and subordinate to the first priority security interest of LaSalle Bank, National Association (“LaSalle Bank”) to such TIF Bond proceeds (and such TIF Note proceeds) securing repayment in full (including all accrued interest) of LaSalle Bank’s $8,200,000 loan to Landlord (and others), which loan is dated on or about the date of this Lease. Landlord shall execute from to time such instruments as Tenant may reasonably request to confirm or perfect such subordinated security interest, and Tenant shall execute from time to time such documents as may be reasonably necessary to confirm the subordination of its security interest to the lien against the Land and other security interests of LaSalle Bank in the Development Project. Landlord shall not use any failure of Tenant to perform its obligations hereunder as an offset against Landlord’s obligation to pay Landlord’s Contribution, except (i) a failure of Tenant to open the Premises for business as provided in Section 5.3 below; and (ii) a failure of Tenant to have expended Tenant’s Commitment as provided in Section 1.5C (ii) above.

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Section 5.3            Store Opening

Subject to unavoidable delays of a nature described in Section 18.2 below relating to Force Majeure and the completion by Landlord of the Redevelopment Work, Tenant shall use reasonable and diligent efforts without being required to use overtime labor, to cause the Building to be open for business on or before 22 months after the Delivery Date (the “Scheduled Opening Date”). Landlord understands that it would be impractical from a merchandising and retail viewpoint for Tenant to initially open the Premises for business with the public, and Landlord agrees that Tenant need not initially open the Premises for business during any of the following “black out” periods (i) November 2 to February 1, (ii) May 1 to August 1, and (iii) the 45-day period preceding Easter Sunday. If the Scheduled Opening Date falls within any such “black out” period, Tenant may defer the opening for up to ten (10) business days following the end of such “black out” period. Furthermore, except at expressly provided in Section 1.3 above, Tenant shall not be required to pay any annual Base Rent until Tenant opens the Building for business to the public.

Notwithstanding the foregoing, and subject only to Section 18.2 and Landlord not breaching this Lease, Tenant covenants to open the Building for retail business to the public on or before November 1, 2003.

Section 5.4            Alterations

Tenant may, from time to time and at any time during the Term, in its sole discretion and at its own cost and expense, remodel, add to or make interior (structural and non-structural) alterations to the Building without Landlord’s consent; provided, however, that Tenant may not at any time or for any reason make alterations that would violate the Redevelopment Agreement or the requirements of the Chicago Landmarks Ordinance or the Secretary of Interior’s Standards for Rehabilitation of Historic Buildings, if applicable or any alterations that would materially adversely affect the structural soundness of the Development Project. To the extent available, upon completion of any structural alterations Tenant shall furnish to Landlord for its files an updated set of “as-built” plans of the Building. All alterations by Tenant shall be made in accordance with all applicable laws, in a good and first-class, workmanlike manner, and in accordance with this Lease as if the same were “Tenant’s Work.”

Section 5.5            Mechanics’ Liens

If any mechanic’s lien or other statutory lien is filed against the Premises by reason of work, labor, services, or materials supplied to or at the request of a party for any construction, the party for whom such work is done shall, upon request of the other party, promptly either: (i) cause such lien to be released and discharged of record by paying the indebtedness giving rise to such lien or posting such bond or other security as may be required by law to obtain such release and discharge, or if there is no such law, obtaining a surety bond for the liened property of at least 125% of the amount claimed in such lien, or (ii) defer payment of any such claim and contest the validity, amount or applicability of any such lien by appropriate legal proceedings for so long as foreclosure of such lien is stayed and such party is prosecuting such contest in good faith. If any such contest proceeding is finally concluded (so that no further appeal may be taken) adversely to the contesting party, it shall timely pay the obligation to ensure that foreclosure or sale of the encumbered property will not occur. The notice and cure provisions of Articles 14 and 15 below shall not apply to this Section 5.5.

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Section 5.6            Signage

Subject to all applicable governmental approvals and the Redevelopment Agreement, Tenant may have its usual identification signs attached to the exterior facade of the Building and of any mechanical penthouse thereon, provided that such sign(s) shall not extend higher than the top of such penthouse. Tenant shall not install any other roof-top signs or signs which are flashing, moving or audible. Tenant may from time to time install such additional exterior signage as may be approved by the applicable governmental authorities having jurisdiction over the Premises. During construction, Tenant may erect signage identifying Tenant’s work at the Premises and the planned retail store, provided such signage is coordinated with Landlord and its similar signage for the Development Project.

Section 5.7            Lighting

Landlord and Tenant shall coordinate their respective plans for exterior illumination of the Development Project and the Building so as to satisfy the requirements of the City of Chicago. Tenant shall be responsible for performing, and paying the cost of, the installation, operation and maintenance of the exterior lighting of the Building.

Article 6. TENANT’S RIGHT TO MORTGAGE

Section 6.1            Leasehold Mortgages

Tenant may, from time to time, execute a mortgage or otherwise encumber its interest in this Lease (including by a sublease and sub-sublease back), and its leasehold interest in the Land (the “Leasehold Estate”), and, in connection therewith, assign the rents, issues and profits from the Leasehold Estate to a mortgagee (“Leasehold Mortgagee”). Notwithstanding any other provisions of this Lease, any transfer of the Leasehold Estate pursuant to or in lieu of foreclosure of a leasehold mortgage (a “foreclosure”) shall not require Landlord’s consent. Upon a Leasehold Mortgagee or foreclosure purchaser acquiring the Leasehold Estate, such acquiring party shall not be required to perform any of Tenant’s covenants or other obligations which can be performed only by Tenant, and shall have no personal liability, direct or indirect, to Landlord for payment of Base Rent, Additional Rent or other charges or for satisfaction of any other claims based on events occurring prior to such party’s acquisition of the Leasehold Estate, nor for conditions existing on such date. Any such person may thereafter assign this Lease without Landlord’s consent to a person or entity meeting the transfer requirements in Article 4 of this Lease and such Leasehold Mortgagee shall have no liability for any obligations under this Lease which arise after, or relate to any period following, the effective date of such assignment. If the Building is materially damaged before or after a Leasehold Mortgagee or its designee acquires the Leasehold Estate, the Leasehold Mortgagee or its designee shall be obligated to repair or reconstruct the improvements only to the extent that the cost of the repair or reconstruction can be paid from the net insurance proceeds received by the Leasehold Mortgagee or its designee by reason of such damage. Notwithstanding the foregoing, anyone who acquires the Leasehold Estate by virtue of foreclosure or assignment in lieu of foreclosure shall be subject (as between it and the City) to Tenant’s Limited Joinder to the Redevelopment Agreement and shall if requested by the City, executed a Limited Joinder to the Redevelopment Agreement in the same form as the Limited Joinder signed by Tenant.

Section 6.2            Notice to Mortgagee

If Tenant grants a leasehold mortgage and notifies Landlord thereof specifying the name and address of the Leasehold Mortgagee, then Landlord shall simultaneously give to the Leasehold Mortgagee a copy of any notice it sends to Tenant of (i) a default under this Lease, (ii) termination or proposed termination of this Lease, or (iii) consent to an assignment or subletting of this Lease or the Premises. Default notices to a Leasehold Mortgagee shall state with reasonable particularity all the claimed defaults. The failure of Landlord to provide notice to a Leasehold Mortgagee shall not subject Landlord to liability to such Leasehold Mortgagee or impair Landlord’s right to enforce this Lease.

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Section 6.3            Cure by Mortgagee

A Leasehold Mortgagee may, at its option, perform any obligation of Tenant hereunder or remedy any default by Tenant hereunder within the applicable cure period stated in this Lease plus an additional 15 days (or, with respect to non-monetary defaults, if such default cannot be cured or corrected within that time, then such additional time as may be necessary if reasonable efforts to cure have been commenced within that time and such cure is being reasonably and diligently pursued, including commencement of foreclosure proceedings if necessary to effect the cure, but in no event more than 180 additional days), and Landlord shall accept such performance. Until expiration of the time allowed for the Leasehold Mortgagee to cure a default, Landlord shall take no action terminating this Lease.

Section 6.4            New Lease

If Landlord terminates this Lease for a default by Tenant, Landlord shall notify each Leasehold Mortgagee (of which it has notice and an address) of the termination and the Leasehold Mortgagee having the most senior lien against the Land (but no other Leasehold Mortgagee) shall have the right, for 30 days following receipt of such notice, to elect to enter into a new lease of the land (“New Lease”) by giving notice of such election to Landlord. Upon such timely election, Landlord shall promptly execute a New Lease with such Leasehold Mortgagee or its designee on the same terms as this Lease, provided that Landlord has been paid all rent and other charges due from the date of Tenant’s default to the date of delivery of the New Lease (to the extent the same would have been due if this Lease had not been terminated), and such Leasehold Mortgagee or its designee agrees in the New Lease to perform or cause to be performed all of the other covenants and agreements contained in this Lease on Tenant’s part to be performed (except to the extent such covenants and agreements cannot reasonably, with the exercise of due diligence, be performed by such Leasehold Mortgagee or designee). The New Lease shall: (i) be effective as of the date of the termination of this Lease, (ii) have a term equal to the remainder of the Term of this Lease, including all extension options contained in this Lease, (iii) have the same priority as this Lease, and (iv) provide that the tenant under the New Lease shall be liable for only those tenant’s obligations which accrue while each such person is the lessee of the Leasehold Estate.

Section 6.5            No Surrender or Merger

Landlord shall not accept any surrender, agree to the cancellation, or enter into any modification of this Lease which has the effect of increasing Tenant’s obligations hereunder without the consent of each Leasehold Mortgagee of which Landlord has been given notice by Tenant. So long as any recorded leasehold mortgage encumbers the Leasehold Estate, the fee title to the Land and the Leasehold Estate of Tenant created by this Lease shall remain separate and distinct and shall not merge as a result of the acquisition of the fee title and Leasehold Estate by Tenant, Landlord or any third person, by purchase or otherwise.

Article 7. INSURANCE, INDEMNITIES, DAMAGE

Section 7.1            Liability Insurance

Tenant shall during the entire Term carry (or cause to be carried) with financially responsible insurance companies, commercial general liability insurance written on an occurrence basis covering its legal liability in connection with Claims for bodily injury, including death, contractual liability, property damage and personal injury incurred on or about the Premises. Such insurance shall have limits of not less than $5,000,000 per occurrence measured in Opening Year Dollars. Included within the coverage provided shall be product liability coverage and, during periods that food and/or alcoholic beverages are sold and/or consumed in the Premises, liquor liability coverage and coverage for liability arising out of consumption of food and/or alcoholic beverages on or obtained at the Premises, of not less than $5,000,000 per occurrence, measured in Opening Year Dollars. Tenant also shall maintain and keep in force (i) Workers Compensation and Employer’s Liability Insurance with limits of liability under the Employer’s Liability portion of not less than the greater of $1,000,000, measured in Opening Year Dollars, or such amount as may be required by applicable Workers Compensation Acts; and (ii) Automobile Liability Insurance with an employer’s Non-Ownership Endorsement, with combined single limits of not less than $2,000,000 for bodily injury and property damage, measured in Opening Year Dollars. Tenant’s general liability policies required hereunder shall name Landlord, any mortgagee of Landlord and any other parties in interest designated by Landlord, as additional insureds.

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Section 7.2            Property Insurance

A.            Tenant shall during the entire Term carry (or cause to be carried) policies of All Risk Property Insurance on the Building. During the course of Tenant’s Work and any construction during the Term, Tenant shall maintain or cause its contractor(s) to maintain policies of insurance containing the coverage herein specified, as well as All Risk Builder’s Insurance covering the construction and improvements being undertaken by or for Tenant. Any policies obtained by Tenant under this Section 7.2 shall name Landlord, any mortgagee of Landlord and any other parties in interest designated by Landlord, as additional insureds.

B.             Subject to Section 7.4, all insurance policies required by this Section 7.2 shall:

(i)             be issued by financially responsible insurance companies (Best A-NII or better);

(ii)            be in an amount equal to the full replacement cost (exclusive of cost of excavations, foundations and footings) of the Building and other improvements being insured and, in any event, in at least such an amount as shall prevent the party carrying the insurance from becoming a co-insurer under the terms of the applicable policies, deductibles not to exceed $500,000 in Opening Year Dollars if Tenant is not qualified as a self-insurer as provided in Section 7.4; and

(iii)          insure against loss or damage from causes that are from time to time included as covered risks under standard insurance industry practices within the classification of “All Risk” coverage, including fire and extended coverage.

C.             Each party hereby waives all rights of recovery as against the other arising from loss or damage caused by the perils required to be insured by Subsection 7.2B and agrees to have such policies endorsed accordingly.

D.             Any loss covered by insurance required by this Section 7.2 shall be adjusted with the insured, and if (i) the loss is in excess of $3,000,000, (ii) neither the insured nor an affiliate of the insured is qualified under the self-insurance criteria in Section 7.4, and (iii) the insurance proceeds are required or permitted to be used for reconstruction, the insurance proceeds shall be deposited in a bank or trust company reasonably satisfactory to each of the parties (or with the institutional first mortgagee of the Premises) to be held in trust and disbursed as the work of rebuilding, reconstruction and repair progresses upon presentment of Tenant’s certification showing the application of payments for such repairs, rebuilding and reconstruction. Disbursements shall be made from such trust only if the trustee or institutional mortgagee is first satisfied that adequate assurances have been made that all amounts in excess of such insurance proceeds as are necessary to provide for completion of the reconstruction or repair of the Building or other improvements shall be available for and applied to such use. Tenant shall pay to the trustee a reasonable fee for its services. Any excess insurance proceeds remaining with the trustee or institutional mortgagee after completion of the reconstruction or repair of the Building or other improvements, if there is no default on the part of the insured in the performance of the insured’s obligation to rebuild or in the mortgage or note secured by the Premises, shall be paid to Tenant.

If the loss does not exceed $3,000,000 or the insured or an affiliate of the insured is qualified under the self-insurance criteria in Section 7.4, the insurance proceeds shall be paid directly to the insured and applied in satisfaction of its obligations hereunder.

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Section 7.3            Indemnification

A.            Tenant shall Indemnify Landlord against all Claims for loss or damage resulting from bodily or personal injury or death or property damage to any third persons arising out of (a) the use or occupancy of the Premises (including any landscaping and the adjacent public sidewalks) by Tenant or Tenant’s agents, contractors, employees, tenants, concessionaires, licensees, guests or invitees; or (b) the willful act or negligent act or omission of Tenant, its partners, officers, directors, agents, servants or employees. If Landlord tenders its defense to Tenant and Tenant unreasonably rejects the defense, Tenant shall reimburse Landlord for all its court costs and reasonable attorneys’ fees incurred in connection with the defense of any such Claims. The preceding sentence is subject to Section 18.7 (Indemnification Requirements) and shall be inapplicable to any failure of Landlord to comply with its obligations as Landlord under this Lease or any willful or negligent act or omission of Landlord, its employees, agents, or contractors.

B.             Landlord shall Indemnify Tenant against all Claims for loss or damage resulting from bodily or personal injury or death or property damage to any third persons arising out of (a) the use or occupancy of the Development Project (including any common area, but specifically excluding any landscaping and sidewalks immediately adjacent to the Building) by Landlord or Landlord’s agents, contractors, employees, tenants, concessionaires, licenses, guests or invitees, or (b) the willful act or negligent act or omission of Landlord, its partners, officers, directors, agents, servants or employees, including any Claim arising out of the Redevelopment Work or construction, maintenance, management and operation of the Development Project. The preceding sentence is subject to Section 18.7 (Indemnification Requirements) and shall be inapplicable to any failure of Tenant to comply with its obligations under this Lease or the willful or negligent act or omission of Tenant, its employees, agents, or contractors.

Section 7.4            Self-Insurance, Blanket Policies, Other Rights

A.            Tenant may satisfy its insurance coverage obligations under this Article (except requirements of contractors and subcontractors) by means of a plan of self-insurance from time to time maintained by or for Tenant, on condition that (i) Tenant or an affiliated corporation which provides a self-insurance program covering one or more affiliated persons (including Tenant) has and maintains a net worth of at least $100 million in Opening Year Dollars according to its last issued financial statement, and (ii) such self-insurance program covers the Premises, Tenant, and risks hereunder required to be insured. Landlord acknowledges that at the date of this Lease Tenant is employing a self-insurance program.

B.             Any insurance required to be maintained pursuant to this Article 7 may be taken out under a blanket insurance policy or policies covering other premises; provided, that in all other respects, any such blanket policy shall comply with the other provisions of this Article 7.

C.             Each party shall, upon request by the other, promptly furnish a certificate evidencing its compliance with the insurance coverage requirements of this Article 7 or a statement that such party self-insures. Neither party shall be required to honor more than one such request per year. Each certificate of insurance shall stipulate that the insurance evidenced thereby shall not be materially reduced, canceled or not renewed without 30 days prior written notice being given by the insurer to the other party.

Section 7.5            Tenant’s Duty to Repair or Replace

A.            Promptly following the damage or destruction of the Building from a casualty required to be insured against under this Lease, Tenant shall promptly during the time periods hereinafter provided commence repair or reconstruction of the Building and shall diligently prosecute such work to completion to the extent hereinafter provided:

(i)            If such damage or destruction occurs prior to the 20th Lease Year, Tenant shall repair the damage and restore or reconstruct the Building, with such alterations as Tenant desires and is permitted to make by this Lease, with the Building upon completion of such repair or restorative work containing not less than 120,000 square feet of gross building area; and

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(ii)            If such damage or destruction occurs during or after the 20th Lease Year, Tenant shall have no obligation to repair or reconstruct the Building.

The reconstructed Building shall have the same exterior entrances as existed before the damage or destruction.

B.             Tenant shall use diligence efforts to cause any damaged portion of the Building which it is required to repair, replace or rebuild pursuant to this Section 7.5 to be completed and ready for occupancy as soon as practicable, but in any event within 18 months after such damage or destruction occurs. Prior to commencing any such rebuilding, replacement or repair, Tenant shall comply with the requirements herein with respect to initial construction except as to any such requirement that may be modified under this Section 7.5.

C.             If Tenant is not expressly required by this Section 7.5 to restore the Building following damage or destruction by a casualty and the cost of repairing or restoring the Building to substantially the same condition as existed before the casualty would exceed $5 million, Tenant may elect to terminate this Lease by notice given to Landlord within 90 days after the casualty occurs, in which case, Tenant shall (at its own expense) clear away all debris and take all other action required by good construction practice so that the damaged improvements be left in a safe condition.

D.            To the extent Tenant is not expressly required by this Section 7.5 to repair or restore any damage to the Building caused by a casualty and Tenant neither elects to terminate this Lease or fully repair and restore the damaged portion of the Building, Tenant shall clear away all debris and appropriately segregate by demising walls or otherwise all parts of the Building Tenant does not wish to fully refinish, and Tenant shall take all other action required by good construction practice so that the damaged improvements are restored to a safe, structurally sound and presentable condition without cost to Landlord.

Article 8. MAINTENANCE

Tenant shall maintain the Building in a good and safe state of repair and in a clean and orderly condition, including the Building’s structural elements, roof, foundation, exterior facade, plate glass, windows, window frames, doors, door frames, flooring surfaces, structural subfloors, ceilings and drop ceilings, interior walls, store front(s), gutters, downspouts, sprinkler mains, sprinkler systems, plumbing facilities, HVAC system, electrical system, mechanical building equipment, utility lines in and servicing the Premises, interior finishes installed by or for Tenant, and (to the extent required by the City or any other governmental authority) public sidewalks adjacent to, the Building. If notified of the need for a repair by Landlord, Tenant shall be given reasonable opportunity to effect such repairs. If Tenant or its agents or contractors are required to perform any work reasonably requiring entry upon the Development Project in order to be efficiently accomplished, Tenant shall be allowed to take into and upon the Development Project such personnel, equipment and materials appropriate to perform such repairs, alterations, improvements or additions and, during the continuance of any such required work, to temporarily close doors, entryways, public space and corridors in the Development Project to the extent necessary and at hours reasonably acceptable to Landlord. All costs of performing such maintenance shall be paid by Tenant, except that if Tenant is called upon to make repairs caused by the willful or negligent act or omission of Landlord, its employees, agents, or contractors, the entire cost of such repair shall be borne by Landlord, except to the extent the Claim for such damage is waived by Landlord in Article 16 (Landlord’s Mortgage).

Except as otherwise specifically stated in this Lease, Landlord shall not be required or responsible to furnish any services or facilities or to make any improvements, repairs or alterations in or to the Premises or to maintain the Premises during the Term.

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Article 9. UTILITIES

Tenant shall pay all ordinary and extraordinary tap-in or connection fees for utilities services it requires (subject to any reductions or credits available pursuant to the Redevelopment Agreement), both during the period in which Tenant’s Work is being performed and after the Rent Commencement Date. Tenant shall pay all charges for utilities service used by Tenant on or in or pertaining to the Premises during the Term (including during the period in which Tenant’s Work is being performed), including gas, water, heat, electricity, cable TV, sewage and power. Tenant shall pay all costs, charges and expenses charged as a result of any alteration, modification, additions or reconstruction of the Premises relating to the connection of the Building to any such utilities, whether categorized as connection fees, tap charges, capital charges or fees, or whether in the form of a direct payment for such connection or the requirement of purchasing certificates, or the like.

Article 10. EMINENT DOMAIN

If any part of the Building is permanently taken in any condemnation proceeding or acquired for public or quasi-public purposes (any such taking or acquisition being hereinafter referred to as a “taking”) such that Tenant in its sole, good faith judgment determines that such taking materially adversely affects Tenant’s use of the Premises or business activities thereon, then, and in any such event, Tenant shall have the right and option to terminate this Lease by giving Landlord notice of such election within six (6) months after Tenant is deprived of possession of the property so taken; and if such notice is given, this Lease shall terminate on the date specified therefor in such notice, which date shall not be less than 30 days after the giving of such notice.

Upon any such taking of all or part of the Building, any unearned rent shall be refunded to Tenant; and if the taking is partial, the Base Rent thereafter payable hereunder shall be reduced in the same proportion as the floor area of the Building which may legally be operated is reduced by or as a consequence of such condemnation from that use which existed prior to any such taking.

Tenant, in cooperation with Landlord, may participate in any proceedings or negotiations with any public or quasi-public authority concerning any taking affecting the Land, and may be represented by counsel for the purpose of protecting its interest hereunder, and no settlement or compromise shall be entered into by Landlord which would adversely affect Tenant’s leasehold interest in the Land without Tenant’s consent thereto, which consent shall not be unreasonably withheld. Similarly, Landlord, in cooperation with Tenant, may participate in any proceedings or negotiations with any public or quasi-public authority concerning any taking affecting the Building, and may be represented by counsel for the purpose of protecting its interest hereunder, and no settlement or compromise shall be entered into by Tenant which would adversely affect Landlord’s remainder interest in the Building without Landlord’s consent thereto, which consent shall not be unreasonably withheld. Landlord and Tenant may each prove their respective claims based upon their respective interests in the property being taken and receive and retain the entire award or consideration paid therefor; provided, however, if this Lease is not terminated pursuant to this Article 10, the award for such taking (or compensation for deed in lieu) with respect to the Building shall be paid in its entirety to Tenant, who shall use such sum to defray the costs of restoration or reconstruction, and, if the temporary use of the whole or any part of the Building or Premises shall be taken, Tenant shall receive (and Landlord shall remit to Tenant) the entire award attributable to the Premises.

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Article 11. ENVIRONMENTAL MATTERS

Section 11.1          Landlord’s Responsibilities

Landlord shall, as a part of the Redevelopment Work, remove, clean-up and remediate in conformity with and to the extent required by applicable law any Hazardous Materials in or affecting the Premises which are discovered between the date hereof and the date the Redevelopment Work is completed, except asbestos-containing materials identified in ATC Associates’ Asbestos Survey Report dated April 10, 2000, the containment, removal and abatement of which shall be performed by and at the cost of Tenant. Landlord represents to Tenant that, to the best of Landlord’s knowledge, the Premises comply with all Environmental Laws (defined below) as of the date hereof. Landlord covenants to not use, and not allow the use of, any part of the Development Project or any improvements thereon for the release, storage, use, treatment, disposal or other handling of any Hazardous Material which is not typical for urban retail operations or in excess of legally permissible quantities. If any Hazardous Materials (other than Hazardous Materials generated or disposed of by Tenant) are hereafter found to exist on the Premises or on the Development Project and presenting a serious threat of being released upon or migrating onto the Premises (including subsurface migration originating from nearby property, whether owned by Landlord or any third party) and either such Hazardous Materials must be remediated, contained or removed under any Environmental Law or by order of any public authority, Landlord shall (at no cost to Tenant), within 30 days of learning thereof, cause the required remediation work to be promptly undertaken and thereafter diligently and fully performed in compliance with such Environmental Laws or orders and consistent with prudent industry practices regarding management of such Hazardous Materials, including the containment or prevention of Hazardous Materials being released upon or migrating (subsurface or otherwise) toward the Premises. In addition, Landlord shall Indemnify Tenant against all Claims associated with any such migration or release of Hazardous Materials and any Hazardous Materials which now, at any time in the past or at any time in the future shall be located or released upon the Premises from the Building or the Development Project (other than Hazardous Material generated or disposed of by Tenant, its employees, agents, or contractors) and the release, storage, use, treatment, disposal or other handling by Landlord, its contractors or any third party(ies) of the same. Such indemnification shall cover, without limitation of other Claims, all costs of investigation, monitoring, required or necessary repairs, cleanup or detoxification or decontamination, and the preparation and implementation of any closure, remedial action or other required plans. In this Lease, “Environmental Law” means any federal, state or local law, code, ordinance, regulation, permit or licensing condition governing the release, discharge, emission or disposal of Hazardous Materials or prescribing methods for or limitations on storing, handling, or otherwise managing Hazardous Materials; and “Hazardous Material” means polychlorinated biphenyl’s, petroleum products, asbestos-containing materials, and any other hazardous, toxic or radioactive substance or waste the release, discharge, emission, storage, handling or disposal of which is or becomes regulated by any existing or future federal, state or local law, ordinance, order, rule, regulation, code or other governmental restriction or requirement concerning health or the environment which is applicable to the Premises.

Section 11.2          Tenant’s Responsibilities

Tenant shall, as a part of Tenant’s Work (and at Tenant’s cost), contain, remove, and remediate in conformity with and to the extent required by applicable law asbestos-containing materials within the Building which are identified in ATC Associates’ Asbestos Survey Report dated April 10, 2000. Tenant shall not use or allow the Premises to be used for any release, storage, use, treatment, disposal or other handling of any Hazardous Material in excess of legally permissible quantities or which is not appropriate for the operation of a first class retail store (“Hazardous Material Activity”), without Landlord’s consent. Tenant shall: (a) in all respects handle, treat, deal with and manage any and all Hazardous Materials that Tenant introduces in, on, under or about the Premises in conformity with all applicable Environmental Laws and prudent industry practices regarding management of such Hazardous Materials, and (b) at its own expense, promptly contain and remediate any release of Hazardous Materials attributable to Tenant’s Hazardous Material Activity at the Premises and remediate and pay for any resultant damage to property, persons, or the environment. Tenant shall Indemnify Landlord against all Claims attributable to Tenant’s Hazardous Material Activity and the removal, clean-up or restoration work and materials necessary to return the Premises, and any other damaged property of Landlord to their condition existing prior to Tenant’s Hazardous Material Activity, except to the extent attributable to Hazardous Materials released by Landlord or any third person.

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Section 11.3          Notification

Each party shall immediately notify the other of: (i) any release of Hazardous Materials at the Premises or the Development Project which release is not pursuant to and in conformance with all applicable Environmental Laws or the terms of any permit or license duly issued by appropriate governmental authorities, (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, threatened or completed pursuant to any Environmental Law; (iii) any Claim made or threatened by any person against such party or pertaining to the Premises or the Development Project and relating to damage, contribution, cost recovery compensation, loss or injury concerning Hazardous Materials; and (iv) each report to any environmental agency concerning Hazardous Materials at or removed from the Premises or the Development Project, and any complaints, notices or warnings of violations received in connection therewith. As appropriate, such notices shall include a description of the remediation measures taken or proposed to be taken and the proposed time schedule for such work.

Article 12. QUIET ENJOYMENT; ENTRY; TITLE; TAX BENEFITS

Section 12.1          Quiet Enjoyment; Title Insurance

Landlord covenants that, subject to Article 14 (Default), Tenant shall have and enjoy throughout the Term the quiet and undisturbed possession of the Premises and all appurtenances thereto, free of any claims asserted by or through Landlord. Within 30 days after Tenant’s Conditions are all satisfied or waived by Tenant, Landlord shall, at Landlord’s cost and expense, furnish Tenant (i) an owner’s policy of title insurance, in form and content (including endorsements) reasonably satisfactory to Tenant, insuring tenant’s ownership of the Building, and (ii) a leasehold owner’s policy of title insurance, in form and content (including endorsements) reasonably satisfactory to Tenant, insuring Tenant’s leasehold interest in the Land. The aggregate amount of the two title insurance policies shall be $10,500,000.

Section 12.2          Right of Entry

Landlord’s employees, agents or representatives may, upon reasonable advance notice to Tenant, enter the Building at times acceptable to Tenant to (i) exhibit the Premises for the purpose of sale or financing of Landlord’s interest and, during the last 18 months of the Term, for reletting the Premises, or (ii) as Landlord reasonably may deem necessary or desirable (upon credible information of noncompliance), to ascertain whether Tenant is in compliance with any provisions of this Lease. No such entry shall interfere with Tenant’s business operations.

Section 12.3          Title & Tax Benefits

A.            Landlord’s fee title to the Land shall remain paramount to the leasehold title of Tenant and nothing in this Lease empowers Tenant to do any act which may encumber Landlord’s fee title. All improvements, alterations, fixtures and equipment installed and used by Tenant shall be and remain Tenant’s property throughout the Term. Notwithstanding anything in this Lease, Tenant alone may deduct depreciation on its income tax returns and use investment tax credits and other tax benefits concerning the Building and items installed by Tenant or at its expense, including furnishing and fixturing of the Building. Tenant shall also have the sole right to employment tax credits and other tax benefits relating to its business operation in the Building.

B.            Landlord shall have the exclusive right to receive all TIF Assistance provided through the Redevelopment Agreement and all tax credits, subsidies, incentives and other benefits conferred upon the Development Project, and Tenant shall have no claim or right thereto.

Article 13. BANKRUPTCY AND INSOLVENCY

Subject to the Bankruptcy Code of 1978, neither this Lease nor any interest therein nor any estate thereby created shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law. Bankruptcy or insolvency of Landlord shall not in any way affect or diminish the rights of Tenant in and to the Premises.

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Article 14. DEFAULT AND REMEDIES

Section 14.1          Limited Right of Forfeiture or Eviction

Except as provided below in this Section, Landlord agrees that in no event shall any default whatsoever by Tenant under this Lease be the basis of a forfeiture or termination of this Lease or otherwise result in the eviction of Tenant.

The occurrence of each of the following constitutes a “termination default” hereunder:

(a)            if Tenant is ever at one time delinquent in the payment of more than $150,000 of Base Rent, and such past due Base Rent is not paid within 30 days after receipt of a notice from Landlord that Base Rent in the amount of $150,000 or more is in arrears, and such delinquency continues to remain unpaid 60 days after receipt of a second notice from Landlord (delivered at least 30 days later than the first notice) stating it is the “second notice of a termination default” and that “the lease may be terminated by Landlord if the delinquent rent is not paid within 60 days after your receipt of this notice”;

(b)            if Tenant fails to pay Taxes when due and the Taxes are sold and Tenant does not redeem the Property within the earlier of six months after the tax sale or at least 60 days prior to the expiration of the redemption period; or

(c)            if the Building is not opened for retail business with the public on or before November 1, 2003 for reasons other than Force Majeure, and as a consequence thereof (and not of any breach by the Developer Parties of their obligations under the Redevelopment Agreement) TlF Assistance proceeds are not disbursed in the amount and within the time frames contemplated by the Redevelopment Agreement or the Redevelopment Agreement is terminated and, in either event, Landlord’s purchase money and construction loan mortgage against the Land and Development Project is foreclosed.

Upon the occurrence of a termination default, in addition to any other rights and remedies available to Landlord hereunder, Landlord (or any successor to Landlord including without limitation Landlord’s mortgagee) shall have the right by delivery of written notice thereof to Tenant to terminate this Lease and repossess the Land, in which case Tenant’s fee simple determinable interest in the Building shall automatically expire and title to the Building shall automatically pass to Landlord.

Section 14.2          Defaults Generally

A.            Subject to Section 14.1 above, if Tenant fails to (i) make any payment required of it under this Lease when the same is due and such non-payment continues for a period of 15 days after Landlord notifies Tenant of such non-payment or (ii) perform any of its obligations under this Lease when the same is due or observe any requirement of this Lease and such nonperformance or nonobservance continues for a period of 30 days after notice from Landlord to Tenant specifying such breach (except that in connection with a default arising hereunder not susceptible of being cured with due diligence within 30 days, the time of Tenant within which to cure the same shall be extended for such time as may be necessary to cure the same with all due diligence, not to exceed a total of 120 days), then in either such case, Landlord shall have the right to seek such remedies as may be available to it in law or equity which shall include the right to sue for damages or to restrain by injunction any violation or threatened violation of any of the terms, covenants or conditions of this Lease, and by decree, to compel performance of any such term, covenant or condition of this Lease.

B.             Notwithstanding the foregoing, if the Land is not separately assessed for purposes of Taxes and Tenant defaults in its obligations to pay its share of any Taxes imposed upon Landlord as respects the Land, Landlord, in addition to such other rights it may have as above provided as to such non-payment, may make such payment on behalf of Tenant and recover the amount thereof from Tenant, plus interest thereon at the Default Rate from demand until payment by Tenant.

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Article 15. LANDLORD’S DEFAULT- LIMITED LIABILITY

If Landlord fails to perform any of its obligations under this Lease when the same is due and such nonperformance continues for a period of 30 days after notice to Landlord specifying such nonperformance (except that in connection with a default arising hereunder not susceptible of being cured with due diligence within 30 days, the time of Landlord within which to cure the same shall be extended for such time as may be necessary to cure the same with all due diligence, not to exceed a total of 120 days), Tenant may seek such remedies as may be available to it in law or equity. Notwithstanding the foregoing, in seeking to recover any judgment for damages, Tenant shall look solely to (i) Landlord’s interest in the Premises and Development Project (and rents and sales proceeds thereof), (ii) subject to the rights of Landlord’s mortgagee, any casualty insurance proceeds or taking award payable to Landlord as the result of any casualty to or taking of all or any portion of the Land and improvements within the Premises and the Development Project, which proceeds are not being used for the reconstruction or rehabilitation of the improvements, and (iii) any public liability insurance proceeds payable to Landlord as the result of the liability to Tenant which Tenant is seeking to enforce, for the satisfaction of each and every remedy of Tenant for a default by Landlord hereunder. Such exculpation of Landlord’s personal liability is absolute, and no other assets of Landlord or of the shareholders or members of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claim.

Article 16. LANDLORD’S MORTGAGE

Section 16.1         Subordination

This Lease shall at all times be subordinate to the lien of any mortgage on the Landlord’s interest in the Premises. Upon Landlord’s request, Tenant shall confirm the subordination of this Lease to the lien of any mortgage encumbering Landlord’s interest in the Premises. Such mortgagee shall concurrently agree in writing (in form acceptable to Tenant, in the exercise of its reasonable discretion) that as long as Tenant is not in default hereunder beyond any applicable cure period, Tenant’s right to the quiet enjoyment of the Premises shall not be disturbed or interfered with and this Lease shall not be terminated by the mortgagee and Tenant’s possession and all of its rights under this Lease shall not be affected or impaired by any mortgage foreclosure or by any private sale of the interest of Landlord in the Premises. If any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage made by Landlord covering Landlord’s interest in the Premises, Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

Section 16.2         Mortgagee Protection

After notice from Landlord stating the name and address of Landlord’s mortgagee, and requesting that copies of any notice of default delivered by Tenant to Landlord also be delivered to such mortgagee, Tenant shall provide such mortgagee with copies of notices relating to Landlord’s default which Tenant sends to Landlord. Tenant shall have no liability for the failure to deliver a copy of any such notice to the mortgagee nor shall failure to give notice to such mortgagee invalidate a notice to Landlord, but Tenant shall not be entitled to take any action which would extinguish or materially adversely affect the rights of such mortgagee in this Lease or the Premises, unless (i) Tenant had previously given the Mortgagee a copy of a notice of default with respect to the default as to which Tenant is seeking to take action which would materially adversely affect the Mortgagee’s interests, and (ii) if Landlord fails to cure such default within the applicable cure period in Article 15 (Default) the Mortgagee shall have been given an additional 30 days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time, not to exceed a total of 120 days, as may be necessary if such Mortgagee has commenced within such 30 days and is diligently pursuing the cure or correction of such default, including commencement of foreclosure proceedings if necessary to effect such a cure) and the time allowed above for the Mortgagee to cure such default has expired without such matter being cured or corrected.

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Section 16.3         Information

Landlord shall keep Tenant advised of, and shall consult with Tenant about, any and all prospective financing arrangements that could impact Tenant or the Premises.

Article 17. NOTICES

All notices, demands, requests, consents, approvals and other instruments required or permitted to be given to a party or mortgagee pursuant to this Lease shall be in writing and shall be deemed to have been properly given if personally served or mailed by registered or certified mail (return receipt requested) or sent by private courier if such courier certifies as to the date and time of such delivery, addressed to the party’s or mortgagee’s notice address. The initial notice addresses for the parties, and addresses to which simultaneous copies shall be sent are as follows:

To Tenant:	With a copy to:

Bloomingdale’s, Inc. 7 West Seventh Street Cincinnati, Ohio 45202 Attn: Real Estate Department	Bloomingdale’s, Inc. 1000 Third Avenue New York, New York 10022 Attn: Chairman

To Landlord:	With a copy to:

Medinah Temple Inc. c/o Friedman Properties, Ltd. 325 North LaSalle Street Chicago, Illinois 60610 Attn: Albert Friedman	Fox Hefter Swibel Levin & Carroll 325 N. LaSalle St. Chicago, Illinois 60610 Attn: Lawrence B. Swibel, Esq.

All communications mailed or transmitted in accordance with the foregoing provisions shall be deemed given or served on the date of receipt or first attempted delivery if the offer of delivery is rejected. A change of any party’s or mortgagee’s notice address shall be designated by a notice given in accordance with this provision.

Article 18. MISCELLANEOUS

Section 18.1         Waivers

One or more waivers by either party of any covenant or condition in this Lease shall not be construed as a waiver of a further breach of the same covenant or condition.

Section 18.2         Force Majeure

Neither party shall be liable for failure to perform any obligation in this Lease when prevented by causes beyond its reasonable control, including fire or other casualty, strike, walkout, breakdown, accident, order or regulation of or by any governmental authority (herein collectively called “Force Majeure”), provided, however, financial inability shall not be deemed a cause beyond a party’s reasonable control. The party constrained by Force Majeure shall advise the other party thereof and further shall comply with such obligation(s) as soon as the cause for delay has subsided or can be eliminated. This Section 18.2 does not apply to, and shall not affect, reduce or abate, Tenant’s obligations to timely pay Rent and comply with Article 7 (Use), and in no event shall extend the Term.

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Section 18.3         Governing Law and Interpretation

This Lease shall be governed by and interpreted in accordance with the laws of Illinois, and venue shall lie in the state and federal courts in Chicago, Illinois. The persons who have negotiated this Lease on behalf of Landlord and Tenant have done so with the advice of counsel, have substantial experience in commercial transactions of this nature, understand the terms hereof as well as the commercial basis of this Lease, and have jointly prepared this Lease. Accordingly, Landlord and Tenant agree that the text of this Lease shall be, in all cases, construed according to its fair meaning (and not strictly for or against either party), as its fair meaning most accurately reflects their intent and agreement. Unless the context of this Lease indicates otherwise, words of one gender include other genders, singular words include the plural, and vice versa; “include” and “including” introduce illustrative matters and are not limiting; “party,” “Landlord,” and “Tenant” mean the appropriate person(s) or entities entering into this Lease and its (their) permitted successors and assigns; “person” and “persons” include individuals, partnerships, firms, associations and corporations or any other form of business entity; “or” has the inclusive meaning of “and/or”; “hereof”, “herein”, “hereunder” and similar terms refer to this Lease as a whole and not to any particular provision; article, section, subsection, exhibit and schedule references are to this Lease unless otherwise stated; captions are for convenience only and do not limit or amplify the provisions hereof or aid in their interpretation; all exhibits and schedules to this Lease are incorporated as part of this Lease; reference to any other document means such document, as modified and in effect from time to time; and references to any law or governmental regulation means such law or regulation as in effect from time to time.

Section 18.4         Surrender; Holdover

A.            At the end of the Term, Tenant shall peaceably leave and surrender the Premises to Landlord in good condition and repair, reasonable use, ordinary wear and tear, and damage by fire or other casualty, condemnation, or appropriation excepted (Tenant’s obligation for repair, reconstruction or restoration following a casualty being governed by Section 7.5 above). Tenant shall, at its expense, remove from the Premises at the end of the Term all of Tenant’s property (and repair any damage caused by such removal), except that Tenant shall not remove at the end of the Term any permanently attached equipment, conduits or fixtures providing water, plumbing, electrical, heating, ventilation, air conditioning, lighting and/or sewer service to the Premises, whether or not the same were furnished or installed by Tenant. Such surrender shall be made without any payment by Landlord to Tenant. Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent.

B.            If Tenant or any person claiming under Tenant holds over in possession after the end of the Term, the tenancy under this Lease shall become a month-to-month tenancy, terminable by either party on 30 days’ notice, and shall be subject to all of the terms and conditions of this Lease, except that Base Rent for each month during the holdover period shall be 125% of the monthly Base Rent installment payable for the last full month of the Term.

C.            Any and all alterations, additions, improvements, and fixtures installed by Tenant which are so attached to the floors, walls or ceilings that removal would either irreparably damage such items or the materials to which they are attached (including any linoleum or other floor covering of similar character which may be cemented or otherwise adhesively affixed to the floor, and any electrical, plumbing, heating, ventilating or air-conditioning systems and equipment) shall remain upon the Premises after the end of the Term and shall be surrendered with the Premises as a part thereof without disturbance, molestation or injury, and title thereto shall thereupon automatically vest in Landlord absolutely free of any leasehold and any liens permitted or suffered by Tenant. However, the usual trade fixtures, equipment and furniture which may be installed in the Premises at the cost of Tenant (and any other personal property) (collectively “Tenant’s Property”) shall be removed by Tenant from the Premises prior to the end of the Term. Tenant shall, at its own cost and expense, repair any and all damage to the Premises resulting from or caused by such removal. Tenant shall not remove at or near the end of the Term any building components, including the HVAC system, plumbing system, electrical system (including light fixtures) and security gate(s) (if any). All of Tenant’s right, title and interest in the Premises, including all additions, improvements, and all fixtures and leasehold improvements installed upon the Premises, shall cease and terminate. All Tenant’s Property which has not been removed by Tenant within ten (10) days after Tenant vacates the Premises at the end of the Term shall be deemed abandoned by Tenant and become Landlord’s exclusive property or may be disposed of by Landlord, at Landlord’s option (and, in the case of trade fixtures, furniture and any other personal property, at Tenant’s cost and expense), without further notice or demand to Tenant and without any requirement to account for the same to or any other liability to or recourse by Tenant or anyone claiming by, through or under Tenant. No further deed, bill of sale, or other instrument shall be required to confirm such transfer to and vesting in Landlord of title to the Premises and all of such property.

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D.            Notwithstanding any provision of this Lease to the contrary, upon termination of this Lease, whether by expiration of its term or for any other reason, title to the Building shall automatically transfer to, and vest in Landlord, without any further action of the parties. This remainder interest of Landlord in and to the Building shall be absolute and may not be defeased by any action of the parties or any one claiming by, through or under any of the parties.

Section 18.5         Successors

The covenants, conditions and agreements of this Lease shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

Section 18.6         Approvals and Consents

Unless otherwise noted in this Lease, any “consent” or “approval” provided for in this Lease must be written and obtained before any action is taken for which such consent or approval is required.

Section 18.7         Indemnification Requirements

As to each occurrence with respect to which a party Indemnifies the other in this Lease, the party or group entitled to the indemnity (“indemnitee”) shall notify the indemnifying party (“indemnitor”) of the specific Claim and the provision hereof providing for such indemnification, and the indemnitor shall discharge such Claim or defend same with counsel reasonably acceptable to the indemnitee. A party shall be entitled to indemnification for its own concurrent negligent acts or omissions, whether active or passive, unless the Claim is caused in whole or in part by (a) the willful, intentional or wanton act or omission of the indemnitee which constitutes an “occurrence” excluded from coverage under the then standard commercial general liability and property damage insurance policies or (b) the negligent or wrongful act of the indemnitee without any negligence by the indemnitor. The duty to defend is separate and independent of the duty to indemnify, and the duty to defend applies immediately, regardless of whether the indemnitee has paid any sum or incurred any detriment directly or indirectly relating to any Claims or whether the issues of negligence, liability, fault, default or other obligation of the indemnitee have been determined. If the indemnitor’s insurance covers the subject indemnification obligation, no enforcement action shall be brought against the indemnitor unless or until the insurer fails or refuses to discharge or defend a Claim.

The term “Claim” where used in this Lease means all claims, demands, costs, losses, damages, expenses, liabilities, liens, actions, causes of action (whether in tort, contract or otherwise), charges, assessments, fines and penalties of any kind, including consultant and expert expense, court costs and reasonable attorney fees at trial and appellate levels. The term “Indemnify” where used in this Lease means to indemnify, defend, with counsel reasonably satisfactory to the indemnitee, and protect and hold harmless the indemnitee and the indemnitee’s officers, directors, agents, servants, employees, partners, sale and leaseback lessors and affiliates from and against Claims incurred by the indemnitee as a result of or caused by the matter which is the subject of the indemnity.

Section 18.8         Severability

If any provisions of this Lease or application thereof to any persons or circumstances shall be to any extent invalid or unenforceable, the validity and enforceability of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and all remaining provisions of this Lease (except those which are conditioned upon or made subject to such invalid or unenforceable provision) shall be valid and shall be enforceable to the extent permitted by law.

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Section 18.9         No Partnership

Landlord and Tenant shall not in any way or for any purpose be deemed partners, joint venturers or members of any enterprise with each other by virtue of this Lease.

Section 18.10       Attorneys’ Fees

If either party hereto commences litigation against the other to enforce or determine its rights hereunder, the prevailing party in the litigation shall be entitled to recover from the other its reasonable attorneys’ fees and expenses incidental to such litigation.

Section 18.11       Default Interest Rate

Interest accruing under this Lease shall accrue at the rate of five percent (5%) over the prime interest rate publicly announced from time to time as that charged by Chase Manhattan Bank, N.A. or its successor to its prime commercial customers (“Default Rate”).

Section 18.12       Adjustment Based on Opening Year Dollars

As used in this Lease, “Opening Year Dollars” means the number of U.S. dollars which is equivalent to the stated number of U.S. dollars as of December 31 of the year in which the Premises are first opened for business with the public by Tenant (the “Base Index Year”) as determined by the percentage increase or decrease from the Base Index Year in the CPI. The percentage increase or decrease thus determined shall be multiplied by the stated amount of Opening Year Dollars and the aggregate of this sum and the stated amount of Opening Year Dollars shall represent the amount of Opening Year Dollars at the time in question. “CPI” refers to the index number in the column for “all items” in the table entitled “Consumer’s Price Index - U.S. Average, all items and commodity groups”, published monthly in the December issue of the “Monthly Labor Review” of the Bureau of Labor Statistics of the U.S. Department of Labor. If the Bureau of Labor Statistics changes the base period, the new index numbers shall be substituted for the old index numbers in making the above computation. If the CPI is discontinued by the Bureau of Labor Statistics, comparable statistics on the consumer purchasing power of the U.S. dollar, as published at the time of discontinuation by a responsible financial periodical of recognized authority, shall be used for making such computation. The dollar amounts in this Lease based on Opening Year Dollars shall be adjusted every fifth (5th) year after the Base Index Year as described above.

Section 18.13       Brokers

Blatteis Realty Co. shall be paid by Landlord, a broker’s commission in an amount and in accordance with their separate agreement. Other than such broker, each party represents and warrants to the other that it has not entered into any agreement or incurred any obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction, and each party shall Indemnify the other party against Claims in respect of any alleged brokerage relation or agreement with the indemnifying party.

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Section 18.14       Estoppels

Within 30 days after request by the other party, the party receiving a request shall furnish an estoppel certificate in form reasonably acceptable to both parties certifying: (i) this Lease is in full force and effect and unmodified (or identifying the modifications), (ii) it has no known claim against the requesting party for a breach of this Lease (or specifying the nature and extent of each known breach), (ii) the dates rent commenced and to which rent and other charges have been paid to Landlord (including prepayments), (iii) whether Tenant is in full possession of the Premises, (iv) whether any improvements this Lease requires to be furnished by the requesting party have been completed, and (v) the dates of commencement and current expiration of the Term and number and duration of unexercised renewal options. Any such estoppel certificate shall be addressed to the requesting party or its prospective purchaser or lending institution as the requesting party may designate and may be relied upon by the requesting party and any such prospective purchaser or lending institution. The requesting party shall countersign the certificate. A certifying party shall have no liability to any person or entity arising out of any inaccuracy in or omission of information from any such certificate, but the certifying party shall be estopped from taking a position against the addressee of such certificate which is inconsistent with the statements in the certificate if the addressee had no knowledge to the contrary when acting in reliance thereon: Neither party shall request more than two certificates in any calendar year.

Section 18.15       Entire Agreement

This Lease and the Exhibits hereto contain the entire, integrated agreement between the parties concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties concerning the Premises other than those stated herein. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the parties unless made in writing and signed by both parties.

Section 18.16       Survival

Any provision of this Lease which obligates a party to pay an amount or perform an obligation before the commencement of the Term or after the expiration or earlier termination of the Term shall be binding and enforceable notwithstanding that payment or performance is not within the Term, and the same shall survive. The indemnification obligations of the parties shall survive the termination of this Lease with respect to events occurring before such termination.

Section 18.17       Short Form Lease (Memorandum of Lease)

Landlord and Tenant agree to execute a short form lease for recording purposes, setting forth the legal description of the Premises, the term of this Lease, and such other terms as Tenant may deem appropriate.

In Witness Whereof, the parties have executed this Lease to be executed effective as of the date first stated above.

Landlord:

Medinah Temple Inc, an Illinois corporation

By:	/s/ Albert M. Friedman
Name	Albert M. Friedman
Title:	President

Tenant:

Bloomingdales, Inc., an Ohio corporation

By:	/s/ Gary J. Nay
Gary J. Nay, Vice President

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Exhibit B

Form of Guaranty

Exhibit C

Form of Letter of Credit

CONTINUED ON PAGE FOUR

Exhibit D

Building Features

Exhibit E

FORM OF MEZZANINE LICENSE AGREEMENT